Exhibit 2.1





                           SHARE EXCHANGE AGREEMENT

                                by and between

                         COMPUTER SCIENCES CORPORATION

                                      and

                          WEST SIDE INVESTMENTS, INC.

                        ------------------------------

                              As of April 8, 2005

                        ------------------------------



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                               TABLE OF CONTENTS

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ARTICLE I. CERTAIN DEFINITIONS AND OTHER MATTERS.........................................................1

         Section 1.1       Certain Definitions...........................................................1

         Section 1.2       Terms Defined in Other Sections..............................................10

         Section 1.3       Interpretation...............................................................10

ARTICLE II. EXCHANGE OF STOCK; CLOSING; CONSIDERATION ADJUSTMENT........................................10

         Section 2.1       Exchange of Stock............................................................10

         Section 2.2       Closing......................................................................11

         Section 2.3       Parent's Deliveries at the Closing...........................................11

         Section 2.4       Stockholder's Deliveries at the Closing......................................11

ARTICLE III. REORGANIZATION.............................................................................12

         Section 3.1       Reorganization...............................................................12

         Section 3.2       Business Assets..............................................................12

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PARENT....................................................12

         Section 4.1       Organization and Standing....................................................13

         Section 4.2       Capitalization of Splitco....................................................13

         Section 4.3       Corporate Power and Authority................................................14

         Section 4.4       Conflicts; Consents and Approvals............................................15

         Section 4.5       [RESERVED]...................................................................16

         Section 4.6       No Material Adverse Effect...................................................16

         Section 4.7       [RESERVED]...................................................................16

         Section 4.8       Compliance with Law..........................................................16

         Section 4.9       Intellectual Property........................................................16

         Section 4.10      Title to Assets; Condition and Sufficiency of Assets.........................18

         Section 4.11      Environmental Matters........................................................19

         Section 4.12      Litigation...................................................................20

         Section 4.13      Employee Benefit Plans.......................................................20

         Section 4.14      Contracts....................................................................21

         Section 4.15      Major Customers and Third Party Licensors....................................23

         Section 4.17      Labor and Employment Matters.................................................23

         Section 4.18      Financial Information; Undisclosed Liabilities...............................24

         Section 4.19      Permits; Compliance..........................................................26

         Section 4.20      Real Estate..................................................................26

         Section 4.21      Intercompany Services and Accounts...........................................27

         Section 4.22      Guaranties; Absence of Restrictions..........................................27

         Section 4.23      Insurance....................................................................28

         Section 4.24      Consulting Agreements........................................................28

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER................................................28

         Section 5.1       Organization and Standing....................................................28

         Section 5.2       Corporate Power and Authority................................................28

         Section 5.3       Conflicts; Consents and Approvals............................................29

         Section 5.4       Stockholder Parent Shares....................................................30

         Section 5.5       Litigation...................................................................30

         Section 5.6       No Material Adverse Effect...................................................30

         Section 5.7       [RESERVED]...................................................................30

         Section 5.8       Governmental Actions.........................................................30

         Section 5.9       Investment Purpose and Experience............................................30

ARTICLE VI. COVENANTS AND AGREEMENTS....................................................................31

         Section 6.1       Access and Information.......................................................31

         Section 6.2       Conduct of Business..........................................................31

         Section 6.3       [RESERVED]...................................................................34

         Section 6.4       Third-Party Software.........................................................34

         Section 6.5       Closing Documents............................................................35

         Section 6.6       Further Assurances...........................................................35

         Section 6.7       HSR Approval; Certain Covenants..............................................36

         Section 6.8       Notification by the Parties..................................................37

         Section 6.9       Insurance Policies...........................................................38

         Section 6.10      Confidentiality; Access to Records after Closing.............................38

         Section 6.11      Employee Matters.............................................................39

         Section 6.12      Release of Restrictions; Intercompany Accounts...............................40

         Section 6.13      Employee Options to Purchase Parent Stock Held By Business Employees.........40

         Section 6.14      Cooperation with Respect to Financial Reporting..............................41

         Section 6.15      Non-Solicitation of Employees................................................41

         Section 6.16      Non-Competition..............................................................41

         Section 6.17      Use of Names.................................................................42

         Section 6.18      Waiver.........................................................................

         Section 6.19      No Solicitation..............................................................43

         Section 6.20      Certain Tax Matters..........................................................43

ARTICLE VII. CONDITIONS TO CLOSING......................................................................44

         Section 7.1       Mutual Conditions............................................................44

         Section 7.2       Conditions to Stockholder's Obligations......................................45

         Section 7.3       Conditions to Parent's and Splitco's Obligations.............................46

         Section 7.4       Frustration of Closing Conditions............................................47

ARTICLE VIII. TERMINATION...............................................................................47

         Section 8.1       Termination..................................................................47

         Section 8.2       Effect of Termination........................................................48

ARTICLE IX. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.................................48

         Section 9.1       Survival of Representations and Warranties...................................48

         Section 9.2       Indemnification..............................................................48

         Section 9.3       Notice of Claims.............................................................50

         Section 9.4       Third Party Claims...........................................................50

         Section 9.5       Limitation on Indemnity......................................................51

         Section 9.6       Exclusive Remedies...........................................................53

ARTICLE X. MISCELLANEOUS................................................................................54

         Section 10.1      Notices......................................................................54

         Section 10.2      Expenses.....................................................................55

         Section 10.3      Governing Law; Consent to Jurisdiction.......................................55

         Section 10.4      Waiver of Jury Trial...........................................................

         Section 10.5      Assignment; Successors and Assigns; No Third Party Rights....................55

         Section 10.6      Counterparts.................................................................56

         Section 10.7      Titles and Headings..........................................................56

         Section 10.8      Amendment and Modification...................................................56

         Section 10.9      Publicity; Public Announcements..............................................56

         Section 10.10     Waiver.......................................................................56

         Section 10.11     Severability.................................................................56

         Section 10.12     No Strict Construction.......................................................56

         Section 10.13     Entire Agreement.............................................................57
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                           SHARE EXCHANGE AGREEMENT

                  This SHARE EXCHANGE AGREEMENT, dated as of April 8, 2005 (this "Agreement"), is entered into by and between COMPUTER SCIENCES CORPORATION, a Nevada corporation ("Parent"), and WEST SIDE INVESTMENTS, INC., a Nevada corporation ("Stockholder").

                             W I T N E S S E T H:

                  WHEREAS, CSC HEALTHCARE INC. ("Splitco") is a California corporation and direct wholly owned subsidiary of Parent;

                  WHEREAS, the Business (as defined in Article I) is conducted by Splitco and the Parent Entities (as defined in Article I);

                  WHEREAS, prior to the Closing (as defined in Section 2.2), Parent will complete the Reorganization (as defined in Section 3.1), pursuant to which the Business as a going concern will be consolidated, whether by assignment, transfer, conveyance, contribution or otherwise, into Splitco, and thereafter at the Closing the Business will be operated solely by Splitco;

                  WHEREAS, immediately following the Reorganization, Splitco shall be a direct, wholly owned subsidiary of Parent;

                  WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, (a) Parent desires to exchange the Splitco Shares (as defined in Article I) for the Stockholder Parent Shares (as defined in Article
I), and (b) Stockholder desires to exchange the Stockholder Parent Shares for the Splitco Shares;

                  WHEREAS, the parties hereto intend that the Exchange (as defined in Section 2.1) qualify as a tax-free exchange under Section 355(a) of the Code (as defined in Article I) and this Agreement constitute a "plan of reorganization," as defined in Section 368 of the Code (as defined in Article
II); and

                  WHEREAS, the Boards of Directors of Parent and Stockholder have, in each case, determined that it is in the best interests of their respective corporations to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

                                  ARTICLE I.

                     CERTAIN DEFINITIONS AND OTHER MATTERS

                  Section 1.1 Certain Definitions. As used in this Agreement and the schedules hereto, the following terms have the respective meanings set forth below.

                  "Action" means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

                  "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the members of the board of directors or other governing body of a Person, and the terms "controlled" and "controlling" have correlative meanings.

                  "Ancillary Agreements" means the Tax Sharing Agreement, which is being entered into concurrently herewith, and the following agreements that will be entered into among Parent, Splitco and Stockholder simultaneously with the Closing as listed on Section 1.1(a) of the Parent Disclosure Letter.

                  "Antitrust Division" means the Antitrust Division of the United States Department of Justice.

                  "Business" means the business of Splitco, as Splitco shall be reorganized as described in Section 3.1 of the Parent Disclosure Letter.

                  "Business Contracts" means the Contracts of the Business (other than Employment Agreements, Employee Benefit Plans and other Contracts primarily related to employee compensation or benefits, but including all non-disclosure or confidentiality, non-compete or non-solicitation Contracts with Business Employees, consultants and agents or representatives of the Business).

                  "Business Employees" means individuals who provide employment or employment-type services primarily to the Business as of the date hereof, other than any such individuals who cease employment with the applicable Parent Entity prior to the Closing, but including any such individual hired after the date hereof and prior to Closing.

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

                  "Cash Amount" means an amount in cash equal to (i) the product of the 7,128,772 Stockholder Parent Shares and the Parent Share Value less (ii) $100,000,000.

                  "Closing Date" means the date of the Closing.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Commercial Customers" means customers, clients and licensees which are not, and are not owned, in whole or in part, or controlled by, a Governmental Entity.

                  "Confidential Business Information" shall mean any information not already lawfully available to the public concerning Splitco or any of its customers or suppliers, including but not limited to any such information concerning products, product development, business strategy, financial information or customer, supplier or employee lists, technical data, design, pattern, formula, computer program, source code, object code, algorithm, subroutine, manual, product specification, or plan for a new, revised or existing product, any business, marketing, financial or sales orders, or the present or future business or products of Splitco or the Business.

                  "Confidentiality Agreement" means the Non-Disclosure Agreement, dated February 7, 2005, by and between Parent and Stockholder.

                  "Contract" means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, purchase order, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, understanding, policy, purchase and sales order, quotation and other executory commitment, whether oral or written, express or implied.

                  "Controlled Group Liability" means any and all liabilities
(i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or the group health plan requirements of sections 701 et seq. of the Code and section 701 et seq. of ERISA.

                  "Customer Agreements" means all Contracts between Splitco or any Parent Entity (with respect to the Business) and a customer of Splitco or the Business.

                  " Disabling Code" means, with respect to Software, computer instructions that alter or destroy such Software and includes instructions that may cause such Software to self-replicate without manual intervention.

                  "Documentation" means, with respect to Software, the online and written materials and manuals describing the functional processes, assumptions, specifications and principles of operation of such Software and designated as the official documentation by the owner of such Software.

                  "Employee Benefit Plan" means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any Business Employee, officer or director of Parent, the Parent Entities or Splitco or any beneficiary or dependent thereof that is sponsored or maintained by Parent, the Parent Entities or Splitco or to which Parent, the Parent Entities or Splitco contribute or are obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

                  "Employment Agreement" means a written Contract or offer letter of Parent or any of its Affiliates with or addressed to any Business Employee or Former Business Employee pursuant to which Splitco shall, directly or indirectly, have any actual or contingent liability or obligation to provide compensation and/or benefits on or after the Closing Date in consideration for past, present or future services.

                  "Encumbrances" means security interests, liens, charges, claims, title defects, deficiencies or exceptions (including, with respect to Real Property, defects, deficiencies or exceptions in, or relating to, marketability of title, or leases, subleases or the like affecting title), mortgages, pledges, easements, encroachments, restrictions on use, rights-of-way, rights of first refusal, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever.

                  "Environmental Laws" means all Laws relating to pollution or protection of human health and safety or the environment (including ambient air, surface water, groundwater, land surface, natural resources or subsurface strata), including all such Laws relating to Releases or threatened Releases of Regulated Substances into the environment or work place, or otherwise relating to the environmental or worker health and safety aspects of manufacturing, processing, distribution, importation, use, treatment, storage, disposal, transport or handling of Regulated Substances, including, but not limited to, chemical inventories in all relevant jurisdictions, and all such Laws relating to the registration of products of the Business or Splitco under the Federal Insecticide, Fungicide and Rodenticide Act, the Food Drug and Cosmetic Act, the Toxic Substances Control Act, the European List of Notified Chemical Substances, the European Inventory of Existing Commercial Chemical Substances or similar Laws.

                  "Environmental Permit" means any permit, registration, approval, identification number, license or other authorization or filing required under or issued pursuant to any applicable Environmental Law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "ERISA Affiliate" means any entity which would be aggregated with Parent under Section 414 of the Code or Section 4001(b) of ERISA.

                  "FLSA" means the Fair Labor Standards Act, 29 U.S.C. Section 201, as amended.

                  "Former Business Employee" means individuals who, prior to the Closing, provided employment or employment-type services primarily to the Business.

                  "FTC" means the United States Federal Trade Commission.

                  "GAAP" means United States generally accepted accounting principles, consistently applied.

                  "Governmental Authority" means any supranational, national, federal, state or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry, department, board, commission or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by a Governmental Authority to perform any of such functions.

                  "Hazardous Materials" means any hazardous substance, the use, transportation or disposition of which is regulated by law or by any Governmental Authority, including any petroleum product or by product, material containing asbestos, lead or polychlorinated biphenyls, radioactive material or radon.

                  "HSR Authority" means the FTC and/or the Antitrust Division.

                  "Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for money borrowed, whether current or unfunded, or secured or unsecured; (ii) all obligations of such Person evidenced by notes, debentures, bonds or other similar instruments or debt securities for the payment of which such Person is responsible or liable;
(iii) all obligations of such Person issued or assumed for deferred purchase price payments associated with acquisitions, divestments or other transactions; (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance, guarantees or similar credit transaction, (vi) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vii) all indebtedness of such Person secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, (viii) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to above and
(ix) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

                  "Intellectual Property" shall mean all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof ("Patents"), (ii) trademarks, service marks, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing ("Trademarks"), (iii) copyrights and copyrightable subject matter ("Copyrights"), (iv) rights of publicity, (v) moral rights and rights of attribution and integrity, (vi) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, as well as any enhancements or modifications to the foregoing("Software"), (vii) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies ("Trade Secrets"), (viii) all rights in the foregoing and in other similar intangible assets, (ix) all applications and registrations for the foregoing, and (x) all rights and remedies against infringement, misappropriation, or other violation thereof.

                  "IRS" means the Internal Revenue Service of the United States of America.

                  "Knowledge" means (i) with respect to Parent, the actual knowledge, after reasonable investigation, of each officer of Parent or Splitco and each other person listed in Section 1.1(b) of the Parent Disclosure Letter or (ii) with respect to Stockholder, the actual knowledge, after reasonable investigation, of each officer of Stockholder.

                  "Laws" means all United States federal, state or local or foreign laws, constitutions, statutes, codes, rules, regulations, ordinances, orders, judgments, writs, stipulations, awards, injunctions, arbitration awards or findings decrees or edicts by a Governmental Authority having the force of law.

                  "Leased Real Property" means any real property leased or subleased to Splitco, Parent or any of the Parent Entities primarily for use in the operation of the Business and set forth (and designated as leased) in
Section 4.20 of the Parent Disclosure Letter.

                  "Liabilities" means any and all Indebtedness, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including those arising under any Action, law, order, judgment, injunction or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

                  "Material Adverse Effect" means, with respect to a Person or the Business, any change, effect, event, occurrence, development, condition or circumstance that, individually or in the aggregate with all other adverse changes, effects, events, occurrences, developments, conditions or circumstances, is, or could reasonably be expected to be materially adverse to the business, results of operations, financial condition, assets, liabilities or properties of such Person, and its Subsidiaries, taken as a whole or Splitco or the Business, taken as a whole, or on the ability of such Person to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, other than any change, effect, event, occurrence, development, condition or circumstance resulting from, or relating to (i) the U.S. economy in general or (ii) the industry in which Splitco and (with respect to the Business) the Parent Entities operate in general and not specifically relating to (or having a materially disproportionate effect (relative to the effect on other Persons operating in such industry) on) Splitco or the Parent Entities (with respect to the Business).

                  "Material Employment Agreement" means an Employment Agreement that requires the payment of cash compensation in excess of $50,000 per year or in excess of $250,000 in the aggregate.

                  "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 3(37) of ERISA.

                  "Ordinary Course of Business" means, with respect to the Business or Splitco, actions that (a) are consistent with the past practices of such Business or entity within the preceding twenty-four months, or (b) are similar in nature, style and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Business or entity.

                  "Parent Common Stock" means the Common Stock, par value $1.00 per share, of Parent.

                  "Parent Entities" means each Affiliate of Parent (other than Splitco) that is engaged in the operation or conduct of the Business or that has title to any asset which constitutes a Business Asset or is subject to a liability which constitutes a Liability relating to the Business, in each case, as of the date hereof or at any time prior to the Closing.

                  "Parent Disclosure Letter" means the disclosure letter that Parent has delivered to Stockholder on the date of this Agreement prior to the execution hereof.

                  "Parent Share Value" means $45.53 per share.

                  "Permitted Encumbrances" means (i) Encumbrances securing property taxes or assessments, which taxes have been incurred in the Ordinary Course of Business (including, with respect to Splitco for periods prior to the Reorganization, incurred as a general Partner of CSC Enterprises) and are not yet due and payable, or are being contested in good faith by appropriate proceedings and with sufficient reserves, (ii) the claims of mechanics, materialmen or like Persons that have arisen in the Ordinary Course of Business or imperfections of title, restrictions and other Encumbrances that, in any such case, do not materially interfere with the use of (in the Ordinary Course of Business), the property subject thereto, (iii) rights granted to any licensee of any Intellectual Property Rights in the Ordinary Course of Business, and (iv) Encumbrances securing Indebtedness not yet in default for the purchase price or lease payments on property purchased or leased in the Ordinary Course of Business.

                  "Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust or joint venture, or a Governmental Authority.

                  "Plan" means any Employee Benefit Plan other than a Multiemployer Plan.

                  "Real Property" means, collectively, Leased Real Property and any real property to be leased pursuant to a sublease from Parent or any of its Affiliates (other than Splitco).

                  "Real Property Lease" means the lease or sublease agreement pursuant to which a Leased Real Property is leased or subleased to Splitco or any of the Parent Entities (with respect to the Business).

                  "Regulated Substances" means any substance which is listed, defined or regulated as a pollutant, contaminant, hazardous, dangerous or toxic substance, material or waste, or is otherwise classified as hazardous, dangerous or toxic in or pursuant to any Environmental Law or which is or contains any explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products (including waste petroleum and petroleum products) as regulated under any applicable Environmental Law.

                  "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Regulated Substances through or in the air, soil, surface water, groundwater or property.

                  "Required Consents" means, collectively, (a) each consent or novation with respect to any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective assets are bound required to be obtained from the other parties thereto by virtue of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby in order to avoid the invalidity of the transfer of such Contract, the termination or acceleration thereof, giving rise to any obligation to make a payment thereunder or to any increased, additional or guaranteed rights of any person thereunder, a breach or default thereunder or any other change or modification to the terms thereof, and (b) each registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver required from any third party or Governmental Authority by virtue of the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

                  "Retained Business" means the business currently conducted by Parent and its Subsidiaries other than the Business.

                  "SEC" means the United States Securities and Exchange Commission.

                  "Securities Act" means the United States Securities Act of 1933, as amended.

                  "Splitco Common Stock" means the common stock, par value $0.01 per share, of Splitco.

                  "Splitco Shares" means all of the issued and outstanding shares of Splitco Common Stock.

                  "Stockholder Parent Shares" means 7,128,772 shares of Parent Common Stock owned by Stockholder as of the date hereof.

                  "Subsidiary" of any entity means, at any date, any Person
(a) the accounts of which would be consolidated with those of the applicable entity in such entity's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, or (b) in which securities or other ownership interests having ordinary voting power or the right to elect a majority of the board of directors, board of managers (or, in the absence thereof, managing members), or other persons performing similar functions are at the time owned by such entity and/or one or more of its Subsidiaries.

                  "Tax" means (i) any and all taxes, charges, fees, levies, customs, duties, tariffs, or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, charges, fees, levies, customs, duties, tariffs or other assessments imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest thereon, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, customs, duties, tariffs, or other assessments; (ii) any Liability for the payment of any amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group or as a result of transferor, successor or similar Liability; and (iii) any Liability for the payments of any amounts as a result of being a party to any Tax Sharing Agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (i) or (ii).

                  "Tax Returns" means any return, information return or report or filing with respect to Taxes, including any disclosures, elections and schedules attached thereto and including any amendment thereof.

                  "Tax Sharing Agreement" means the Tax Sharing Agreement to be entered into by and among Parent, Splitco, Stockholder and DST Systems, Inc., a Delaware corporation, concurrently with this Agreement.

                  "Transition Services Agreement" means the Transition Services Agreement to be entered into by and among Parent, Splitco and Stockholder and dated as of the Closing.

                  "WARN Act" means the Worker Adjustment and Retraining Notification Act and any similar state or local law of any jurisdiction in the United States of America.

                  Section 1.2 Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:

Agreement.........................................................Preamble
Business Assets...................................................Section 3.2.1
Business Records..................................................Section 6.10.2
Closing...........................................................Section 2.2
Collective Bargaining Agreement...................................Section 4.17.1
Confidential Information..........................................Section 6.10.1
Damages...........................................................Section 9.4
Financial Information ............................................Section 4.18.1
Parent............................................................Preamble
Purchaser Indemnified Persons.....................................Section 9.2.1
Exchange..........................................................Section 2.1
HSR Act...........................................................Section
Indemnification Cap...............................................Section 9.2.2
Indemnitor........................................................Section 9.5.1
Stockholder.......................................................Preamble
Seller Indemnified Persons........................................Section 9.3.1
Splitco...........................................................Preamble
Permits...........................................................Section 4.19.1
Records...........................................................Section 610.2
Reorganization....................................................Section 3.1
Restrictions......................................................Section 4.10
Waiving Parties...................................................Section 6.18

                  Section 1.3 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, "herein," "hereto," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof;
(b) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; and (d) the word "including" means "including without limitation."

                                  ARTICLE II.
             EXCHANGE OF STOCK; CLOSING; CONSIDERATION ADJUSTMENT

                  Section 2.1 Exchange of Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) Parent shall assign, transfer, convey and deliver to Stockholder and Stockholder shall accept and acquire from Parent, all of the Splitco Shares (free and clear of all Encumbrances) in exchange for the Stockholder Parent Shares, and (b) Stockholder shall assign, transfer, convey and deliver to Parent, and Parent shall accept and acquire from Stockholder, the Stockholder Parent Shares (free and clear of all Encumbrances) in exchange for the Splitco Shares (collectively, the "Exchange").

                  Section 2.2 Closing. The closing of the Exchange and the other transactions contemplated hereby (the "Closing") shall take place on April 29, 2005 at the offices of Stockholder in Las Vegas, Nevada, or at such other time, date and location in Las Vegas, Nevada, as is mutually agreeable to Parent and Stockholder. For the purposes of this Agreement, the Closing shall be effective as of 11:59 p.m. on April 30, 2005, or at such other time and date as is mutually agreeable to Parent and Stockholder. The date upon which the Closing shall be effective is referred to herein as the "Closing Date."

                  Section 2.3 Parent's Deliveries at the Closing. At the Closing, Parent shall deliver or cause to be delivered to Stockholder the following:

                  2.3.1 one or more stock certificates, together with stock powers executed in blank, representing all of the issued and outstanding capital stock of Splitco;

                  2.3.2 copies of the stock books, stock ledgers and minute books of Splitco;

                  2.3.3 certified copies of resolutions, duly adopted by the Board of Directors of Parent, which shall be in full force and effect at the time of the Closing, authorizing the execution and delivery and performance by Parent of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

                  2.3.4 each of the Ancillary Agreements, executed by Parent;

                  2.3.5 letters of resignation, dated as of the Closing Date, from each of the directors and officers of Splitco identified by Stockholder to Parent at least three (3) business days prior to the Closing Date;

                  2.3.6 a certificate of an authorized officer of Parent pursuant to Sections 7.2.1 and 7.2.2 hereof; and

                  2.3.7 such other documents as are reasonably requested by Stockholder to be delivered to effectuate the transactions contemplated hereby no later than five (5) Business Days before the Closing Date.

                  Section 2.4 Stockholder's Deliveries at the Closing. At the Closing, Stockholder shall deliver or cause to be delivered to Parent the following:

                  2.4.1 one or more stock certificates, together with stock powers executed in blank, representing the Stockholder Parent Shares, or a confirmation from Parent's transfer agent, Mellon Investor Services LLC, of a book-entry transfer of such Stockholder Parent Shares to Parent;

                  2.4.2 certified copies of resolutions, duly adopted by the Board of Directors of Stockholder which shall be in full force and effect at the time of the Closing authorizing the execution and delivery and performance by Stockholder of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

                  2.4.3 a certificate of an authorized officer of Stockholder pursuant to Sections 7.3.1 and 7.3.2 hereof

                  2.4.4 each of the Ancillary Agreements to which Stockholder is a party, executed by it; and

                  2.4.5 such other documents as are reasonably requested by Parent to be delivered to effectuate the transactions contemplated hereby no later than five (5) Business Days before the Closing Date.

                  Each document of transfer or assumption referred to in this
                  Article II (or in any related definition set forth in Article I) that is not attached as an Exhibit to this Agreement or is not otherwise an Ancillary Agreement shall be in customary form and shall be reasonably satisfactory in form and substance to the parties thereto.

                                 ARTICLE III.
                                REORGANIZATION

                  Section 3.1 Reorganization. Parent agrees that, prior to the Closing, Parent shall, and shall cause its respective Subsidiaries and Affiliates to, take the actions set forth in Section 3.1 of the Parent Disclosure Letter for the purpose of consolidating the Business into Splitco (the "Reorganization").

                  Section 3.2 Business Assets. For purposes of this Agreement, "Business Assets" means (i) all of the assets, properties, rights, agreements and other interests which are held by Splitco both immediately before the Reorganization and at the Closing, (ii) all assets, properties, rights, agreements and other interests set forth on Schedule 3.1 of the Parent Disclosure Letter that will be transferred or licensed by Parent or any Parent Entity to Splitco pursuant to the Reorganization and (iii) any rights of Splitco or any Parent Entity to use licensed third party Software used by Splitco or any Parent Entity (in connection with the Business) or used by each of Splitco and Parent or any Parent Entity (in connection with the Business), except for rights to any Material Shared Third Party Software set forth in
Section 6.4 of the Parent Disclosure Letter.

                                  ARTICLE IV.
                   REPRESENTATIONS AND WARRANTIES OF PARENT

                  Parent hereby represents and warrants to Stockholder as follows:

                  Section 4.1 Organization and Standing.

                  4.1.1 Each of Parent and Splitco is (a) a corporation, limited liability company or other legal entity duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate or other power, as the case may be, and authority to own, lease, use and operate its properties and to conduct its business as currently conducted, and (b) duly qualified or licensed to do business and, to the extent applicable, in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases, uses or operates requires it to be so qualified, licensed or in good standing, except where the failures to be so qualified, licensed or in good standing, individually and in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on Parent or Splitco, respectively. Parent has furnished or made available to Stockholder a complete and correct copy of the certificate of incorporation and by-laws (or other comparable organizational documents) for Parent and Splitco, as in effect on the date hereof. Section 4.1.1 of the Parent Disclosure Letter sets forth a list, correct and complete, of the Parent Entities as of the date of this Agreement.

                  4.1.2 Neither Splitco nor any Parent Entity has conducted the Business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names set forth in Section
                            4.1.2 of the Parent Disclosure Letter.

                  Section 4.2 Capitalization of Splitco.

                  4.2.1 As of the Closing, Splitco's authorized capital stock will consist of one hundred (100) shares of Splitco Common Stock. Parent will, as of the Closing, own all of the issued and outstanding shares of Splitco beneficially and of record, free and clear of any Encumbrances. There will, as of the Closing, be no shares of capital stock of Splitco issued or outstanding other than the Splitco Shares. As of the Closing, Parent shall have the sole, absolute and unrestricted right, power and capacity to exchange, assign and transfer all of the Splitco Shares to Stockholder. Upon delivery to Stockholder of the certificates representing the Splitco Shares at the Closing, Stockholder will acquire good and valid title to such shares, free and clear of any Encumbrances other than Encumbrances created by Stockholder or any of its Subsidiaries.

                  4.2.2 As of the Closing, all of the Splitco Shares shall be duly authorized, validly issued, fully paid and nonassessable, and not issued in violation of any preemptive or similar rights. As of the Closing, there shall be no outstanding subscriptions, options, warrants, puts, calls, agreements or other rights of any type or other securities (a) requiring the issuance, sale, transfer, repurchase, redemption or other acquisition of any shares of capital stock of Splitco, (b) restricting the transfer of any shares of capital stock of Splitco, or (c) relating to the voting of any shares of capital stock of Splitco. As of the Closing, there shall be no issued or outstanding bonds, debentures, notes or other indebtedness of Splitco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of Splitco may vote.

                  4.2.3 As of the Closing, Splitco shall not be in default or violation (and no event shall have occurred which, with notice or the lapse of time or both, would constitute such a default or violation) of any term, condition or provision of its certificate of incorporation or bylaws.

                  4.2.4     Except for the ownership interests set forth in
                            Section 4.2.4 of the Parent Disclosure Letter, as of the Closing, Splitco shall not own, directly or indirectly, nor have entered into any agreement, arrangement or understanding to purchase or sell any capital stock or other equity interests in any Person or is a member of or participant in any Person. As of the Closing, Splitco will not have any Subsidiaries.

                  Section 4.3 Corporate Power and Authority. Parent has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. Each of Parent and Splitco has all requisite corporate or other power, as the case may be, and authority to execute and deliver the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement or the Ancillary Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement by Parent and the consummation by Parent and Splitco of the transactions contemplated hereby, including the execution, delivery and performance of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by Parent and Splitco and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of Parent and Splitco. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). The Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements at or prior to the Closing will be duly executed and delivered by Parent and Splitco and will constitute the legal, valid and binding obligations of Parent and Splitco, enforceable against each such Person in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                  Section 4.4 Conflicts; Consents and Approvals. Neither the execution and delivery by Parent of this Agreement, nor the execution and delivery by Parent or Splitco of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by any of them in connection with this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, nor the performance of any such Person's obligations hereunder or thereunder will:

                  4.4.1 conflict with, or result in a breach of any provision of, the organizational documents of (a) Parent or (b) Splitco;

                  4.4.2 except as set forth in Section 4.4.2 of the Parent Disclosure Letter, violate, or conflict with, or result in a breach of any provision of, or constitute a change of control or default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or require any (other than a minor or immaterial) action, consent, waiver or approval of any third party or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the properties or assets of the Business or the Splitco Shares under any of the terms, conditions or provisions of (a) the organizational documents of Parent, the Parent Entities or Splitco, (b) any Contract to which Parent, the Parent Entities (with respect to the Business) or Splitco is a party or to which any of their respective properties or assets (including the Business Assets) may be bound or (c) any permit, registration, approval, license or other authorization or filing to which Parent, the Parent Entities (with respect to the Business) or Splitco is subject or to which any of their respective properties or assets (including the Business Assets) may be subject;

                  4.4.3     [RESERVED];

                  4.4.4 violate any order, writ, or injunction, or any decree, or any Law applicable to Parent, the Parent Entities or Splitco, or any of their respective properties or assets (including the Business Assets) or to the Business; or

                  4.4.5 except as set forth in Section 4.4.5 of the Parent Disclosure Letter, require any (other than a minor or immaterial) action, consent or approval of, or review by, or registration or filing by Parent, the Parent Entities or Splitco with, any Governmental Authority, other than actions required by the Hart Scott Rodino Antitrust Improvements of 1976, as amended (the "HSR Act").

                  Section 4.5 [RESERVED].

                  Section 4.6 No Material Adverse Effect. Except as expressly contemplated by this Agreement (including with respect to the Reorganization) or as disclosed in Section 4.6 of the Parent Disclosure Letter, since December 31, 2004, (1) Parent, Splitco and the Parent Entities have conducted the Business in the Ordinary Course of Business, (2) no Material Adverse Effect on the Business or Splitco has occurred, and (3) there has been no event, occurrence or development that has had, or could reasonably be expected to have, a material adverse effect on the ability of Parent or Splitco to timely consummate the transactions contemplated hereby, except to the extent related to the delivery of the Tax opinions referenced in Section 7.1.3 hereof.

                  Section 4.7 [RESERVED].

                  Section 4.8 Compliance with Law. Parent, Splitco and each of the Parent Entities and each of the officers, directors, employees and agents of Parent, Splitco and of the Parent Entities has complied, and is now in compliance with all Laws applicable to the Business and Splitco, except where the failure to so comply or be in such compliance is not material to Splitco or the Business. Except as set forth in Section 4.8 of the Parent Disclosure Letter, none of Parent, Splitco or any of the Parent Entities has received any notice from any Governmental Authority that the Business or Splitco or any Parent Entity (with respect to the Business) or any of the Business Assets, has been or is being conducted in violation of any applicable Law or that an investigation or inquiry into any noncompliance with any applicable Law is ongoing, pending or, to Parent's Knowledge, threatened.

                  Section 4.9 Intellectual Property.

                  4.9.1 Section 4.9.1 of the Parent Disclosure Letter sets forth a true, correct, and complete list of all U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered trademarks,
                            (iii) Copyright registrations and applications and material unregistered Copyrights, (iv) Software , and (v) other material Intellectual Property in each case (1) which, as of the date hereof, is used or held for use in the conduct of the Business, and (2) in which Parent and/or any of its Affiliates have any ownership interest (collectively, the "Parent Proprietary Intellectual Property"). Except as set forth in
                            Section 4.9.1 of the Parent Disclosure Letter, as of the Closing Splitco will be the sole and exclusive beneficial and record owner of all of the Parent Proprietary Intellectual Property, and all such Parent Proprietary Intellectual Property will be subsisting, valid, enforceable, and free and clear of all Encumbrances other than Permitted Encumbrances (all Parent Proprietary Intellectual Property in which Splitco will have any ownership interest, as set forth on Section 4.9.1 of the Parent Disclosure Letter, is referred to herein as the "Splitco Proprietary Intellectual Property"). Except as noted on Section 4.9.1 of the Parent Disclosure Letter, there are no actions that must be taken within four (4) months from the date of this Agreement, including the payment of fees or the filing of documents, for the purposes of obtaining, maintaining, perfecting, preserving, or renewing any rights in any Splitco Proprietary Intellectual Property.

                  4.9.2 "Third Party Software" means all Software (other than Software listed on Schedule 4.14(d) of the Parent Disclosure Letter) which, as of the date hereof, is used or held for use in the conduct of the Business and in which neither Parent nor any of its Affiliates has an ownership interest.
                            Section 4.9.2 of the Parent Disclosure Letter sets forth a true, correct, and complete list of all Third Party Software for which aggregate license and maintenance fees in excess of $50,000 were paid during the last 12 months (collectively, the "Material Third Party Software).

                  4.9.3 The Splitco Proprietary Intellectual Property, the Material Third Party Software and the Intellectual Property to be provided to Splitco pursuant to the Ancillary Agreements together constitute all of the material Intellectual Property necessary and sufficient for the continued operation of the Business, as the Business is currently being operated and conducted.

                  4.9.4     Except as set forth in Section 4.9.2 or Section
                            4.12 of the Parent Disclosure Letter, as of the
                            Closing:

                            4.9.4.1 The conduct of the Business (including the products and services of Splitco) will not infringe, misappropriate, or otherwise violate any Person's Intellectual Property rights, and there will not have been any such claim asserted or threatened in the past three
                                      (3) years against Splitco or any other
                                      Person.

                            4.9.4.2   (i) To the Knowledge of Parent, no
                                      Person will be infringing,
                                      misappropriating, or otherwise violating any Intellectual Property owned, used, or held for use by Splitco in the conduct of the Business, and (ii) no such claims will have been asserted or, to the Knowledge of Parent, threatened against any Person by Splitco or any other Person, in the past three (3) years.

                            4.9.4.3   Splitco will have taken reasonable
                                      measures to protect the confidentiality
                                      of its Trade Secrets, including
                                      requiring all Persons who were hired
                                      after April 1, 2003 and who have access
                                      thereto to execute written
                                      non-disclosure agreements.

                            4.9.4.4   No Affiliate or current or former
                                      partner, director, stockholder, officer, or employee of Parent, any Parent Entity or Splitco will own or retain any rights to use any of the Splitco Proprietary Intellectual Property.

                            4.9.4.5 To the Knowledge of Parent, there will be no facts, circumstances, or conditions that could reasonably be expected to form the basis for a claim of infringement, misappropriation, or other violation of Intellectual Property rights against Splitco.

                  4.9.5 All Software included in the Splitco Proprietary Intellectual Property (the "Splitco Proprietary Software") will operate in substantial conformity with its Documentation. Splitco and the Parent Entities have used commercially reasonable procedures in the development of the Splitco Proprietary Software, and have been able to maintain each system included therein as a viable computer system for the functionality described in the Documentation. The Splitco Proprietary Software (a) does not contain any "hidden files", "non-functional code", "access key", "back door", "trapdoor", "booby trap", "time bomb", "drop dead device", "data scrambling device", or similar device which Splitco or any Parent Entity can electronically or automatically activate to render any system included therein inoperable or in any way restrict use or access by Splitco, and (b) is free of Disabling Code as of the date of delivery by Splitco or the Parent Entities, as applicable.

                  4.9.6 None of the Splitco Proprietary Software is subject to the terms of any general public license, limited general public license, or other similar agreement, the terms of which could (i) require or condition the use or distribution of such Software on the disclosure, licensing, or distribution of any source code of any portion of Splitco Proprietary Software, or (ii) otherwise impose any limitation, restriction or condition on the right of Splitco to distribute its products and services.

                  4.9.7 Splitco has at all times complied, and is now in compliance with, all applicable Laws, except where the failure to so comply or be in such compliance is not material to Splitco or the Business, as well as its own rules, policies, and procedures relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by Splitco in the conduct of the Business. Except as set forth in
                            Section 4.9.7 of the Parent Disclosure Letter, no claims have been asserted or, to the Knowledge of Parent, threatened against Splitco alleging a violation of any Person's privacy or personal information or data rights and the consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, or the collection and use of personal information collected, used, or held for use by Splitco in the conduct of the Business. Splitco takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

                  Section 4.10 Title to Assets; Condition and Sufficiency of Assets.

                  4.10.1 As of the Closing, Splitco shall have good and valid title to, or a valid and binding leasehold interest or license, or its reasonable equivalent outside of the United States, (subject to the terms of the relevant lease or license) in, the Business Assets free and clear of any Encumbrances other than and subject to Permitted Encumbrances and the Cash Amount, free and clear of any Encumbrances (all such Encumbrances, other than Permitted Encumbrances, the "Restrictions").

                  4.10.2 Except as set forth on Section 4.10.2 of the Parent Disclosure Letter, as of the Closing, the Business Assets, the Business Contracts, the Leased Real Property, the Business Records and the Business Employees will constitute, all of the rights, assets, properties and interests, other than (a) those addressed by the Ancillary Agreements, (b) the Material Third Party Software in which Splitco will not have any post-Closing ownership interests, as set forth in Section 6.4 of the Parent Disclosure Letter, and (c) the Employee Benefit Plans listed in Section 3.1 of the Parent Disclosure Letter, which are necessary and sufficient for the continued operation and conduct of the Business as a division of a publicly held company, as the Business is currently being operated and conducted.

                  Section 4.11 Environmental Matters.

                            4.11.1.1 The Business, the Parent Entities (with respect to the Business), Splitco and the Business Assets are in compliance with, and have at all times complied with, all applicable Environmental Laws, and there are no facts, circumstances or conditions, for which reserves or accruals would be required under GAAP, as consistently applied by Parent.

                            4.11.1.2 Neither Splitco nor the Parent Entities (with respect to the Business), has disposed of, Released, transported, stored, or arranged for the disposal of any Hazardous Materials to, at or upon:
                                      (i) any location other than a site
                                      lawfully permitted to receive such
                                      Hazardous Materials; (ii) any premises
                                      currently or formerly owned or leased by the Company or any of its Subsidiaries, except for the use of household cleaners and office products in the ordinary course of business in compliance with applicable Environmental Laws; or (iii) any site which has been placed on the National Priorities List, CERCLIS or their state equivalents;

                            4.11.1.3 The Business, the Parent Entities (with respect to the Business), Splitco and the Business Assets are not subject to and have not received notice of any existing, pending, or threatened Action, by any Person under any Environmental Laws or involving the presence, Release or threatened Release of any Hazardous Material at any location currently or formerly owned or operated by Splitco or the Parent Entities (in connection with the Business).

                  Section 4.12 Litigation. Except as set forth on Section 4.12 of the Parent Disclosure Letter, there are no, and since March 31, 2000, have not been any, Actions pending or involving the Business, the Business Assets, the Parent Entities (with respect to the Business) or Splitco, by or before any court or other Governmental Authority, nor, to the Knowledge of Parent, is any such Action threatened. Except as set forth in Section 4.12 of the Parent Disclosure Letter, there is no judgment, decree, injunction, ruling or order of any court or other Governmental Authority outstanding against the Business, the Parent Entities (with respect to the Business) or Splitco.

                  Section 4.13 Employee Benefit Plans.

                  4.13.1 As of the Closing, Splitco will not sponsor, maintain, or contribute to any Employee Benefit Plans (including Multiemployer Plans) either directly or as a participating employer in any Employee Benefit Plans (including Multiemployer Plans) sponsored or maintained by Parent or any of the Parent Entities.

                  4.13.2 As of the Closing, Splitco will not have any liability or projected liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

                  4.13.3 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Parent, the Parent Entities or Splitco, or result in any limitation on the right of Parent, the Parent Entities or Splitco to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust or any Material Employment Agreement or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Parent, the Parent Entities or Splitco in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                  4.13.4 None of Parent or its ERISA Affiliates nor any other person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Employee Benefit Plans or their related trusts, Parent or its ERISA Affiliates, or any person that Parent, the Parent Entities or Splitco has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

                  4.13.5 There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of Parent, the Parent Entities or Splitco to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan, any participant in an Employee Benefit Plan, or any other party.

                  4.13.6 None of Business Employees are presently covered or have ever in connection with the Business been covered by a collective bargaining agreement, and none of Business Employees will be covered by a collective bargaining agreement as of Closing. None of the Business Employees are located in Puerto Rico or any location other than the United States.

                  Section 4.14 Contracts. Section 4.14 of the Parent Disclosure Letter contains a complete list, as of the date hereof, of all executory Contracts (other than this Agreement and the Ancillary Agreements) to which Splitco is, or will be at Closing, a party or bound, or that otherwise relate to the Business or a Business Asset, and that fall within any of the following categories (the "Material Contracts"):

                  (a) each Contract with a Major Customer (collectively, the "Major Customer Contracts");

                  (b) each Contract providing for the sale, lease or other disposition of any of the Business Assets other than in the Ordinary Course of Business;

                  (c) each Contract for the purchase of any assets, and each Contract relating to any outstanding capital expenditures, in excess of $100,000;

                  (d) each currently effective joint venture or partnership or similar agreement and each Contract providing for the formation of a joint venture, limited liability company, long-term alliance or partnership or involving an equity investment by any Parent Entity (with respect to the Business) or Splitco;

                  (e) each currently effective Contract (including an Employment Agreement) which (A) restricts the ability of the Business, or Splitco or the Parent Entities (with respect to the Business) to engage in any business activity in any geographic area or line of business, (B) restricts the ability of the Business, or Splitco or the Parent Entities (with respect to which obligations or limitations shall remain in effect following the Closing of the Business) to compete with any Person, (C) imposes non-solicitation (except in the Ordinary Course of Business with respect to employees), exclusive dealing or other similar obligations on the Business or Splitco or the Parent Entities (with respect to the Business), which obligations or limitations shall remain in effect following the Closing, or
(D) otherwise limits or contains restrictions on the ability of the Company or its Subsidiaries to (1) continue any material current business practice, (2) make any acquisition or disposition of material property or assets, (3) declare or pay dividends on, make any other distribution in respect of, issue, purchase, redeem or otherwise acquire its equity interests or capital stock, as the case may be, (4) incur Indebtedness, (5) incur or suffer to exist any Encumbrance or (6) change the lines of business in which it participates or engages;

                  (f) [RESERVED];

                  (g) each Contract (or group of related Contracts) under which any Parent Entity (with respect to the Business) or Splitco has created, incurred, assumed, or guaranteed any Indebtedness or that relates to the lending or advancing of amounts or investment in any other Person, by any of the Parent Entities (with respect to the Business) or Splitco or providing for the creation of any Encumbrance securing an obligation likely to exceed $100,000 upon any Business Asset;

                  (h) each lease, sublease or similar agreement under which any Parent Entity (with respect to the Business) or Splitco is a lessee or sublessee of tangible personal property used or held for use in the Business, for an annual rent in excess of $100,000, or agreement regarding the purchase of real property;

                  (i) each joint research and development agreement involving expenditures by the Business in excess of $100,000 in any calendar year;

                  (j) each currently effective Real Property Lease;

                  (k) any currently effective Contract concerning the marketing or distribution by third parties of any products or services of the Business (including any Contract requiring the payment of any sales or marketing or distribution commissions or granting to any Person rights to market, distribute or sell such products or services) involving sales of products of more than $100,000 annually;

                  (l) any other currently effective Contract which was entered into other than in the Ordinary Course of Business involving payments to or from third parties in excess of $100,000;

                  (m) currently effective agreements between the Parent or any Affiliate of Parent, on the one hand, and Splitco, on the other hand;

                  (n) currently effective labor or collective bargaining agreement, work rules or practices or any other labor-related agreements or arrangements with any labor union, labor organization or works council; and

                  (o) each currently effective Material Employment Agreement.

Parent has made available to Stockholder or its representatives correct and complete copies of all such Material Contracts with all amendments thereof. Each such Material Contract is valid, and will at Closing be, binding and enforceable against Splitco and the other parties thereto in accordance with its terms, and is, and will at Closing be, in full force and effect. Except as set forth in Section 4.14 of the Parent Disclosure Letter, none of Parent, the Parent Entities or Splitco is, or as of the Closing will be, in material default under or in material breach of any such Material Contract, and no event has occurred, or will as of the closing occur, that, with notice or lapse of time, or both, would constitute such a material default. Except as set forth in Section 4.14 of the Parent Disclosure Letter, each of the other parties to the Material Contracts has performed in all material respects all of the obligations required to be performed by it under, and is not in material default under, any such Material Contract, and to the Knowledge of Parent, no event has occurred that, with notice or lapse of time, or both, would constitute such a material default. Except as set forth in Section 4.14 of the Parent Disclosure Letter, there are no material disputes pending or, to Parent's Knowledge, threatened in writing with respect to any such Material Contracts. None of Parent, the Parent Entities or Splitco, or, to the Knowledge of Parent, any other party to any such Material Contract, has exercised any option granted to it to terminate or shorten or extend the term of such Material Contract and none of Parent, the Parent Entities or Splitco has given written notice or, to the Knowledge of Parent, received written notice to such effect. All of such Material Contracts will be valid, binding, enforceable and in full force and effect on substantially identical terms at the Closing.

                  Section 4.15 Major Customers and Third Party Licensors.
Section 4.15 of the Parent Disclosure Letter contains (a) a list of the top fifty (50) customers of Splitco (by total revenue generated by such customer) for the fiscal year ended April 2, 2004 (the "Major Customers"), which list indicates the total revenues generated by the Major Customers for the fiscal years ended April 2, 2004 and March 28, 2003 and for the eleven months ended February 25, 2005, and also identifies the additional customers which were in the top fifty (50) customers of Splitco (by total revenue generated by such customer) for the fiscal year ended March 28, 2003 and (b) a list of all parties who license Intellectual Property to Splitco for an amount in excess of $200,000 for any such period (the "Major Third Party Licensors"). Except as set forth in Section 4.15 of the Parent Disclosure Letter, since December 31, 2004, Splitco has not received any notice or other communication from any Major Customer to the effect that such Major Customer intends to stop or materially reduce its purchases of Splitco products or services. Except as set forth in Section 4.15 of the Parent Disclosure Letter, since December 31, 2004, Splitco has not received any notice or other communication from any Major Third Party Licensor to the effect that such Major Third Party Licensor intends to terminate or materially modify its arrangements with Splitco.

                  Section 4.16 [RESERVED]

                  Section 4.17 Labor and Employment Matters.

                  4.17.1 There are no collective bargaining agreements, union contracts or similar agreements or arrangements in effect that cover any Business Employee (each, a "Collective Bargaining Agreement"). Except as set forth in Section 4.17.1 of the Parent Disclosure Letter, with respect to any Business Employee, (a) there is no labor strike, dispute, slowdown, lockout or stoppage pending or threatened against Splitco or with respect to any Business Employees, and Splitco has not experienced any labor strike, dispute, slowdown, lockout or stoppage since March 31, 2000; (b) there is no unfair labor practice charge or complaint against any of Splitco and (with respect to the Business) the Parent Entities pending or, to Parent's Knowledge, threatened before the National Labor Relations Board or before any similar state or foreign agency; (c) there is no grievance or arbitration arising out of any Collective Bargaining Agreement or other grievance procedure; and (d) no charges are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

                  4.17.2 Except as set forth in Section 4.17.2 of the Parent Disclosure Letter, at no time within one
                            (1) year prior to the date hereof have Parent or any of its Affiliates effectuated any of the following with respect to any Business Employee:
                            (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility; (b) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility; nor have any of the Parent Entities or Splitco been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; or
                            (c) any other event, which under the Laws of any jurisdiction outside of the United States of America, would require notification and/or consultation with employee representatives, affected parties or government agencies, a "social plan," or similar employer action as a result of, or in connection with, employee terminations or business restructurings.

                  Section 4.18 Financial Information; Undisclosed Liabilities.

                  4.18.1 Section 4.18 of the Parent Disclosure Letter contains a true, correct and complete copy of (a) the unaudited interim balance sheet of Splitco as at February 25, 2005 and the related unaudited interim statement of operations for the eleven month period then ended, (b) an unaudited pro forma balance sheet as at February 25, 2005 reflecting the six Customer Agreements, and the Intellectual Property related thereto, to be transferred to Splitco by AdvanceMed Corporation prior to the Closing pursuant to Section 3.1 hereof and (c) a listing of the net book value, as at February 25, 2005, of the assets to be transferred to Splitco by Parent's Global Infrastructure Services Group prior to the Closing pursuant to Section 3.1 hereof (collectively, the "Financial Information").

                            The Financial Information has been derived from the books and records of Parent and, collectively, subject to the following proviso (i) presents fairly in all material respects the financial position and results of operations of the Business on a consolidated basis as at and for the periods indicated therein and was prepared in accordance with Parent's accounting procedures and policies consistently applied during the period covered by the Financial Information and (ii) has been prepared in accordance with GAAP; provided, however, that:

                            4.18.1.1  The results of operations for the
                                      interim period presented is not
                                      necessarily indicative of the results
                                      for the full year.

                            4.18.1.2  The Financial Information does not
                                      reflect the impact of many significant
                                      events and changes that will occur as a
                                      result of (i) the Reorganization,
                                      including, without limitation, the
                                      transfer of the Business Employees and
                                      certain assets to Splitco, or (ii) the
                                      separation from Parent at the Closing,
                                      including, without limitation, the
                                      creation of independent information
                                      technology, purchasing, banking,
                                      insurance, employee benefits and other
                                      programs.

                            4.18.1.3 Splitco is not a stand-alone business, and does not have its own infrastructure. The Financial
                                      Information includes allocations of
                                      expenses incurred by Parent to provide
                                      certain services to Splitco, including
                                      executive oversight and corporate
                                      headquarter functions, consolidation
                                      accounting, treasury, tax, legal, public affairs, human resources, benefits, information technology and other services. Although these allocations have been determined on bases that are consistent with allocations to Parent's other operations, it is possible that, following the Closing, Stockholder may not be able to provide these services to Splitco at the same costs or on the same terms and conditions.

                            4.18.1.4 The Financial Information as presented reflects assets, liabilities, and expenses that are as a result of intercompany transactions with Parent, including other current assets, intercompany payables to Parent, and fiscal transfers and other tax related items that do not reflect actual assets, liabilities, and expenses of Splitco post Closing.

                            4.18.1.5  The goodwill as presented in the
                                      Financial Information is specifically
                                      attributable to the Business, however,
                                      periodic reviews for impairment as
                                      required by GAAP are performed as part
                                      of the Parent consolidated group and not on a stand-alone basis.

                            4.18.1.6 The level of materiality used for all purposes in the preparation of the Financial Information is the level applicable under GAAP to Parent's consolidated financial statements, not the level that would be applicable under GAAP to stand-alone financial statements of Splitco.

                            The Financial Information may not reflect all liabilities of Splitco, including undisclosed or unasserted Customer claims and non-recorded payables incurred in the Ordinary Course of Business of which Parent has no Knowledge.

                            GAAP requires management to make estimates and assumptions that affect the amounts reported in the Financial Information. Actual results could differ from those estimates including estimates regarding allowances for doubtful accounts (no allowance has been provided for the BC/BS receivable disclosed in Section 4.12 of the Parent Disclosure Letter) and revenue recognition on fixed price contracts. Parent makes no representation as to the accuracy of those estimates other than that it has followed GAAP guidance and Parent's accounting procedures and policies in the creation thereof.

                  4.18.2 Neither the Business, the Business Assets nor Splitco are subject to any Liabilities, other than
                            (i) Liabilities reflected in the Financial
                            Information, (ii) Liabilities arising under the Material Contracts set forth in Section 4.14 of the Parent Disclosure Letter, (iii) Liabilities arising under the licenses relating to Material Third Party Software set forth in Section 4.9.2 of the Parent Disclosure Letter, (iv) Liabilities under the AdvanceMed Contracts set forth in
                            Section 3.1 of the Parent Disclosure Letter, (v) Liabilities under Real Property Leases set forth in Section 4.14 of the Parent Disclosure Letter or
                            (vi) liabilities incurred in the Ordinary Course of Business

                  Section 4.19 Permits; Compliance. Each of the Parent Entities (with respect to the Business) and Splitco is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, other than such franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders which the failure to hold would not, individually or in the aggregate, result in a Material Adverse Effect on Splitco or the Business (collectively, the "Permits"). Except as set forth in Section 4.19 of the Parent Disclosure Letter (a) there is no material Action pending, or, to Parent's Knowledge, threatened, regarding any of the Permits, (b) each such Permit is in full force and effect and (c) the Parent Entities (with respect to the Business) and Splitco are not in material default under, or in violation of, any of the Permits.

                  Section 4.20 Real Estate.

                  4.20.1 As of the date hereof and the Closing Date, Splitco does and will not own any real property.
                            Section 4.20 of the Parent Disclosure Letter sets forth a list, complete and accurate in all respects, of all real property used in the operation of the Business and all real property that is, as of the date hereof, and will be as of the Closing, leased or subleased to Splitco, Parent or any Parent Entity and used in the operation of the Business. Parent has provided Stockholder with true and correct copies of all leases for the Leased Real Property.

                  4.20.2 To the Knowledge of Parent, each Real Property Lease is, and will be at the Closing, valid, binding and enforceable against Splitco and/or Parent or any Parent Entity party thereto and the other parties thereto in accordance with its terms, and is in full force and effect.

                  4.20.3 To the Knowledge of Parent, Splitco, Parent or any Parent Entity party thereto is not, and as of the Closing will not be, in material default under, in material breach of or otherwise materially delinquent in performance under any Real Property Lease and no event has occurred, or as of the closing will occur, which, with due notice or lapse of time, or both, would constitute such a default.

                  4.20.4 There are no material leases or subleases to which Splitco will be a party or bound at Closing, as lessor, and third parties, as lessees, with respect to any of the Real Property, except as disclosed in Section 4.20 of the Parent Disclosure Letter.

                  4.20.5 To the Knowledge of Parent, there does not exist any actual, threatened or contemplated condemnation or eminent domain proceedings that affect any material Real Property.

                  Section 4.21 Intercompany Services and Accounts.

                  4.21.1 Except for the Ancillary Agreements, all Contracts pursuant to which any goods, services, materials or supplies have at any time been provided (i) by Splitco, the Business, or the Business Assets, on the one hand, to Parent or any of its Affiliates (other than Splitco), on the other hand, or (ii) by Parent or any of its Affiliates (other than Splitco), on the one hand, to Splitco, the Business, or the Business Assets, on the other hand, will be terminated as of the Closing.

                  4.21.2    [RESERVED]

                  Section 4.22 Guaranties; Absence of Restrictions. Except to the extent contemplated by this Agreement or as set forth in Section 4.22 of the Parent Disclosure Letter, as of the Closing, Splitco will not be directly or indirectly (a) liable, by guarantee or otherwise, upon or with respect to,
(b) obligated to provide funds with respect to, or to guarantee or assume, any Indebtedness or other obligation of any Person.

                  Section 4.23 Insurance. Parent has delivered to Stockholder a correct and complete Summary of Insurance for Splitco's current insurance coverages (the "Insurance Policies"), including their commercial general liability, property, automobile liability, and workers' compensation insurance coverages. The insurance provided under the Insurance Policies is in such amounts, with such deductibles and against such risks and losses as are reasonable in respect of the operations of the Business as presently conducted. The Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full, and no written notice of cancellation or termination has been received with respect to any such Insurance Policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as set forth in Section 4.23 of the Parent Disclosure Letter, there are no pending material claims under the Insurance Policies by Splitco as to which the insurers have denied Liability.

                  Section 4.24 Consulting Agreements. From and after the Closing, neither Splitco nor the Business will be obligated to perform or otherwise provide any services in connection with any of the agreements identified as "Consulting Contracts" in Section 3.1 of the Parent Disclosure Letter (the "Consulting Agreements"). There are no revenues or costs relating to any of the Consulting Agreements reflected in the Financial Information, nor would any such revenues or costs be required to be reflected therein under GAAP.

                                  ARTICLE V.
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

                  Stockholder hereby represents and warrants to Parent as follows:

                  Section 5.1 Organization and Standing. Stockholder is (a) a corporation duly organized, validly existing and duly qualified or licensed and in good standing under the Laws of the state or jurisdiction of its organization with full corporate power and authority to own, lease, use and operate its properties and to conduct its business, and (b) duly qualified or licensed to do business and in good standing in any other jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates requires it to so qualify, be licensed or be in good standing, except where the failures to be so qualified, licensed or in good standing, individually and in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect on Stockholder.

                  Section 5.2 Corporate Power and Authority. Stockholder has all requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. Stockholder has all requisite corporate power and authority to execute and deliver the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement or the Ancillary Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby, including the exchange and delivery to Parent of the Stockholder Parent Shares, and the execution, delivery and performance of the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement or the Ancillary Agreements by Stockholder and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary action on the part of Stockholder. This Agreement has been duly executed and delivered by Stockholder and constitutes the legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). The Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by Stockholder in connection with this Agreement or the Ancillary Agreements at the Closing will be duly executed and delivered by Stockholder and will constitute the legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

                  Section 5.3 Conflicts; Consents and Approvals. Neither the execution and delivery by Stockholder of this Agreement, the Ancillary Agreements and the other agreements, documents and instruments to be executed and delivered by Stockholder in connection with this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby, will:

                  5.3.1 conflict with, or result in a breach of any provision of, the organizational documents of (a) Stockholder or (b) any Affiliate of Stockholder which is a party to the Ancillary Agreements or any other agreements and instruments to be executed and delivered in connection therewith;

                  5.3.2 violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any Person (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or give rise to any obligation to make a payment under, or to any increased, additional or guaranteed rights of any Person under, or result in the creation of any Encumbrance upon any of the Stockholder Parent Shares or any of the other properties or assets of Stockholder under any of the terms, conditions or provisions of (a) any organizational documents of Stockholder, (b) any Contract to which Stockholder is a party or to which any of its properties or assets may be bound, or (c) any permit, registration, approval, license or other authorization or filing to which Stockholder is subject or to which any of its properties or assets may be subject;

                  5.3.3 violate any order, writ, or injunction, or any material decree, or material Law applicable to Stockholder or any of its properties or assets;

                  5.3.4 require any action, consent or approval of, or review by, or registration or filing by Stockholder with, any Governmental Authority, other than actions required by the HSR Act; or

                  5.3.5 require any action, consent or approval of any non-governmental third party; except in the case of Sections 5.3.2 or 5.3.5 for any of the items specified therein (other than Encumbrances upon the Stockholder Parent Shares) that, individually or in the aggregate, (i) have not had and could not reasonably be excepted to have a Material Adverse Effect on Stockholder or (ii) would not materially impair the ability of Stockholder to timely consummate the transactions contemplated hereby.

                  Section 5.4 Stockholder Parent Shares. As of the date hereof, Stockholder owns a total of 7,128,772 shares of Parent Common Stock. As of the Closing, Stockholder will have good and valid title to the Stockholder Parent Shares, free and clear of all Encumbrances. Upon delivery to Parent of the certificates representing the Stockholder Parent Shares at the Closing, or evidence of a book-entry transfer of the Stockholder Parent Shares to an account of Parent, Parent will acquire good and valid title to such shares, free and clear of any Encumbrances, other than Encumbrances created by Parent or any of its Subsidiaries.

                  Section 5.5 Litigation. As of the date hereof, there is no material Action pending or threatened in writing, or, to Stockholder's knowledge, otherwise threatened, against Stockholder that seeks, or could reasonably be expected, to prohibit or restrain the ability of Stockholder to enter into this Agreement or to timely consummate any of the transactions contemplated hereby.

                  Section 5.6 No Material Adverse Effect. Since December 31, 2004, there has been no event, occurrence or development that has had, or could reasonably be expected to have, a material adverse effect on the ability of Stockholder to timely consummate the transactions contemplated hereby.

                  Section 5.7 [RESERVED]

                  Section 5.8 Governmental Actions. There are no material judgments, decrees, written agreements, memoranda of understanding or orders of any Governmental Authority outstanding against Stockholder which could reasonably be expected to prevent, prohibit, materially delay or enjoin the consummation of the transactions contemplated hereby.

                  Section 5.9 Investment Purpose and Experience. Stockholder is receiving the Splitco Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. Stockholder is an "accredited investor," as that term is defined in Regulation D promulgated under the Securities Act. Stockholder acknowledges that it can bear the economic risk and complete loss of its investment in the Splitco Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

                                 ARTICLE VI.
                           COVENANTS AND AGREEMENTS

                  Section 6.1 Access and Information. During the period from the date of this Agreement to the Closing, except to the extent prohibited by applicable Law, and subject to the obligations of Stockholder under the Confidentiality Agreement with respect thereto, Parent will permit (and will cause Splitco and each of the Parent Entities to permit) representatives of Stockholder to have reasonable access during normal business hours and upon reasonable notice to all premises, properties, personnel, books, records, Contracts, commitments, reports of examination, and documents of or pertaining to the Business, the Parent Entities (to the extent relating to the Business), Splitco, the Business Assets, and the Liabilities related to the Business, and reasonable opportunity upon prior notice and consultation with Parent to (i) contact customers and employees of the Business regarding the transactions contemplated by this Agreement and (ii) communicate with employees of the Business about matters relating to the integration of Splitco with and into the business and operations of Stockholder and its Affiliates (provided that Parent and Splitco shall have the right to be present by representative for all such contacts between Stockholder and any customer or employee of the Business, whether in person, telephonic or otherwise) as may be necessary to permit Stockholder to, at its sole expense, make, or cause to be made, such investigations thereof as are reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement, and Parent shall (and shall cause Splitco and the Parent Entities to) reasonably cooperate with any such investigations. No investigation by Stockholder or its representatives or advisors prior to or after the date of this Agreement (including any information obtained by Stockholder pursuant to this Section 6.1) shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or any Ancillary Agreement nor shall the conduct or completion of any such investigation be a condition to any of Stockholder's obligations under this Agreement.

                  Section 6.2 Conduct of Business. Except (i) as contemplated by this Agreement and the Ancillary Agreements, (ii) as described in Section
6.2 of the Parent Disclosure Letter or (iii) with the prior written consent of Stockholder (not to be unreasonable withheld), during the period from the date hereof to the Closing Date, Parent shall, and shall cause each of Splitco and the Parent Entities to, conduct the Business only in the Ordinary Course of Business and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, and to seek to preserve intact their current business organizations, keep available the service of their current officers, employees and consultants (to the extent such consultants provide services with respect to the Business) and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and the Business shall be unimpaired on the Closing Date. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement or as described in Section 6.2 of the Parent Disclosure Letter, prior to the Closing Date, neither Splitco nor the Business will, without the prior written consent of Stockholder (provided, however, that no provision of this Section 6.2 shall require any Person to take any action or refrain from taking any action that would violate any Law or the terms of any Contract to which such Person is a party):

                  6.2.1 change Splitco's fiscal year, revalue any of the material Business Assets, or make any changes in any financial or accounting methods, principles or practices in respect of the Business, any Business Asset or any Business Liability (including the acceleration of any accounts receivable, granting of any discounts relating to any accounts receivable or delay in connection with the satisfaction of any accounts payable), except in each case as required by GAAP or applicable law;

                  6.2.2 except for inventory and supplies sold or otherwise disposed of in the Ordinary Course of Business, sell, lease (as lessor), mortgage, pledge or otherwise dispose of any material Business Asset (including securities of any Affiliate of Parent and Intellectual Property owned or licensed by Splitco or any of the Parent Entities (and relating to the Business) to any Person;

                  6.2.3 (i) permit Splitco to enter into any transaction with any shareholder, equityholder or Affiliate of Parent, other than those transactions listed on
                            Schedule 6.2 of the Parent Disclosure Letter or
                            (ii) permit Splitco to make any loans or advances to, or guaranties for the benefit of, any Person, except for travel and similar advances made to employees, officers or directors, in the Ordinary Course of Business;

                  6.2.4 (i) amend the articles of incorporation, bylaws or other governing documents of Splitco or (ii) alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or ownership of Splitco;

                  6.2.5 (i) increase salary, wages or other compensation (including any bonuses, commissions and any other payments) of, or terminate the employment of, any Business Employee or consultant of Splitco and the Parent Entities (to the extent such consultants provide services with respect to the Business) whose annual salary, wages and such other compensation is, or after giving effect to such change would be, in the aggregate, $50,000 or more per annum; (ii) hire any new Business Employee or enter into a contract with any consultant to perform services relating to the Business, in each case on terms providing for annual salary, wages and other compensation, in the aggregate, of $50,000 or more per annum (iii) establish or modify (A) targets, goals, pools or similar provisions under any Employee Benefit Plan, employment contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Employee Benefit Plan, employment contract or other employee compensation arrangement; (iv) adopt, enter into, amend, modify or terminate (in whole or in part) any Employee Benefit Plan in a manner affecting the Business Employees; or (v) adopt or enter into any Collective Bargaining Agreement or other labor union contract applicable to Business Employees;

                  6.2.6 (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock or securities convertible into shares of capital stock of Splitco, or any subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Parent or any of its Affiliates to issue any such shares or other convertible securities, (ii) modify or amend any right of any holder of any outstanding shares of capital stock or other equity interests of Splitco or option with respect thereto, (iii) declare, set aside or pay any dividend or other distribution in respect of the capital stock or other equity interests of Splitco, (iv) directly or indirectly redeem, purchase or otherwise acquire any such capital stock or other equity interests of Splitco or (v) split, combine, reclassify any of Splitco's share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Splitco's capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of Splitco's capital stock;

                  6.2.7 (i) permit Splitco to incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, or guarantee any debt securities of another Person, except for the endorsement of checks and the extension of credit to customers, in each case, in the Ordinary Course of Business or (ii) incur, impose or permit to exist any Encumbrance, other than Permitted Encumbrances, on any Business Asset;

                  6.2.8 (i) except as required by law, enter into any Contract of a character required to be disclosed in Section 4.14 of the Parent Disclosure Letter, other than in the Ordinary Course of Business, or terminate, renew (other than in the Ordinary Course of Business) or amend in any material respect any of the Material Contracts; provided that, for the avoidance of doubt, the expiration in accordance with its terms of any Material Contract shall not constitute termination, renewal or amendment of such Material Contracts; or (ii) cancel or terminate any material insurance relating to the Business or any Business Asset;

                  6.2.9 permit Splitco to (i) acquire any business or significant assets and properties of any Person (whether by merger, consolidation or otherwise),
                            (ii) make any capital expenditures, execute any lease or incur any obligation to make any capital expenditure or execute any lease in an amount exceeding, in any one instance or series of related instances, $200,000, (iii) commence, terminate or change any line of business or (iv) except as necessary in the Ordinary Course of Business, dispose of, grant, or obtain, or permit to lapse any rights to, any Intellectual Property, or dispose of or disclose to any Person, other than representatives of Stockholder, any Confidential Business Information of the Business;

                  6.2.10 permit Splitco or the Parent Entities to (i) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) relating to the Business (1) in excess of $100,000 individually and $200,000 in the aggregate, other than in the Ordinary Course of Business or (2) involving any material limitation on the conduct of the Business, (ii) waive or release any right of the Business with a value in excess of $100,000 or (iii) make or agree to make any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of Splitco or the Parent Entities, any Indebtedness of or owing to Splitco or the Parent Entities (in the case of the Parent Entities, with respect to the Business);

                  6.2.11 engage in any practice or take any action that would slow, obstruct or otherwise frustrate the process for receiving any authorization or consent of any Governmental Authority required to be obtained on connection with the performance by Parent or Splitco of its obligations under this Agreement; or

                  6.2.12 permit Splitco or any Parent Entity to, except as necessary in the Ordinary Course of Business, dispose of, grant, or obtain, or permit to lapse any rights to, any Intellectual Property owned, used, or held for use by Splitco or such Parent Entity in connection with the Business, or dispose of or disclose to any Person, other than representatives of Stockholder, any Trade Secret.

                  Section 6.3 [RESERVED]

                  Section 6.4 Third-Party Software. Without limiting the generality of Section 3.1, subject to licensor consent, as well as the terms of the applicable license agreements, Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to assign to Splitco, in connection with the Reorganization, all Third Party Software used exclusively by Splitco (or the Business) as of the Closing Date. All licenses to use Material Third Party Software (other than Software for which Parent has an enterprise or similar type license) that is used by both Splitco (or the Business) and Parent (or one of its Affiliates other than Splitco) as of the Closing Date (hereinafter collectively referred to as "Shared Material Third Party Software") shall remain in the name of the licensee as of the Closing Date, and shall, to the extent possible, as in the case of the Microsoft software, be partitioned between the parties using such Shared Material Third Party Software as of the Closing Date. Parent shall use commercially reasonable efforts to assist Stockholder or Splitco in obtaining the independent, non-exclusive right to use Shared Material Third Party Software licensed in the name of Parent and/or its Affiliates as of the Closing Date.
Section 6.4 of the Parent Disclosure Letter lists the Shared Material Third Party Software, and the licensee thereof, identified by the parties hereto as of the date hereof. Parent shall bear all costs and expenses associated with Splitco's obtaining the right to use all Third Party Software, except for the Shared Material Third Party Software set forth in Section 6.4 of the Parent Disclosure Letter, which costs and expenses will be borne by Splitco; provided, however, that Parent shall bear all costs and expenses of partitioning and transferring to Splitco all Software licensed from Microsoft.

                  Section 6.5 Closing Documents. Parent shall, prior to or at the Closing, execute and deliver, or cause to be executed and delivered, to Stockholder, the documents or instruments described in Section 7.2 to be delivered by Parent prior to or at the Closing. Stockholder shall, prior to or at the Closing, execute and deliver, or cause to be executed and delivered to Parent, the documents or instruments described in Section 7.3 to be delivered by Stockholder prior to or at the Closing.

                  Section 6.6 Further Assurances.

                  6.6.1 Subject to the terms and conditions of this Agreement, each party hereto shall use reasonable best efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to satisfy the conditions set forth in Article VII and to consummate the transactions contemplated hereby. Each party shall cooperate in all reasonable respects with the other party hereto in assisting such party to comply with this
                            Section 6.6.

                  6.6.2 In the event that any Business Contract (including any Real Property Lease) is not transferable indirectly to Stockholder through the transfer of the Splitco Shares, Parent shall, and shall cause the appropriate Parent Entity to, use its reasonable best efforts to maintain such Contract, Permit or other Business Asset for the benefit of Splitco (including the benefit of enforcement of any rights of Parent or any of its Affiliates against any third party thereto arising out of breach or cancellation by the third party thereto or otherwise), or otherwise make arrangements reasonably requested by Stockholder designed to provide to Splitco such benefit; provided, that Splitco shall be responsible for performing the obligations of Parent and the appropriate Parent Entity under any such Contract or Permit or with respect to such other Business Asset, in each case, that Splitco would have been responsible for had they been transferable directly to Splitco, and only to the extent that the corresponding benefits thereunder are provided to Splitco. From the date of this Agreement to the Closing, Parent shall use its reasonable best efforts to obtain estoppel certificates, in form and substance reasonably satisfactory to Stockholder, duly executed by Stockholder or Splitco and the landlord for each item of Leased Real Property and the landlord consents referred to in Section 4.4.2 of the Parent Disclosure Letter.

                  6.6.3 Subject to the terms and conditions hereof (including, to the extent applicable, Section 6.7), from time to time, whether before or following the Closing, each of Stockholder and Parent shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, including as required by applicable Laws, to assure fully to Splitco (and, following the Closing, Stockholder and its Subsidiaries) and its and their successors or permitted assigns, all of the Business Assets and Liabilities intended to be conveyed to, owned by, or assumed by Splitco under this Agreement and to otherwise make effective as promptly as practicable the transactions contemplated hereby (including (i) transferring back to Parent any asset not included in the Business Assets and any Liability not intended to be transferred to Splitco under this Agreement, which, in each case, was transferred to Stockholder indirectly through the acquisition of the Splitco Shares at the Closing and (ii) transferring to Splitco any asset or Liability contemplated by this Agreement to be a Business Asset or Liability to be transferred to Splitco, respectively, which asset or liability was not transferred to Splitco at or prior to the Closing).

                  6.6.4 From and after the Closing Date, Parent will promptly pay to Stockholder when received all monies received by Parent in connection with any Business Asset or any claim, right or benefit arising thereunder relating to the period on or after the Closing Date and not previously transferred to Splitco. In addition, from and after the Closing Date, (i) Parent will reimburse Splitco for any expenses paid by Splitco or Stockholder that relate to Liabilities set forth on Section 3.2.3 of the Parent Disclosure Letter, upon receipt from Splitco of appropriate evidence of such payment, and (ii) Stockholder will reimburse Parent for any expenses paid by Parent that represent Liabilities to be assumed by Splitco pursuant to this Agreement, upon receipt from Parent of appropriate evidence of such payment. The parties agree to keep proper accounts of such the expenses referenced in the previous sentence and agree to settle such amounts on a date that is to be mutually agreed upon within 60 days after the Closing Date and on each following successive 30 day period.

                  Section 6.7 HSR Approval; Certain Covenants.

                  6.7.1 Each of Stockholder and Parent shall (a) promptly make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates, and thereafter make any other required submissions, under the HSR Act with respect to the transactions contemplated hereby after the date of this Agreement, (b) use reasonable best efforts to comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries from the FTC, the Antitrust Division or any other Governmental Authority in respect of such filings or submissions or such transactions and (c) cooperate with each other in connection with any such filing or submission and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Authorities under any Antitrust Laws with respect to any such filing or submission or any such transaction. Each such party shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, submissions, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act.

                  6.7.2 Each of Stockholder and Parent shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the "Antitrust Laws"). Each of Stockholder and Parent shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act with respect to such transactions as promptly as possible after the execution of this Agreement.

                  Section 6.8 Notification by the Parties. Each party hereto shall use its reasonable best efforts to as promptly as practicable inform the other parties hereto in writing if, prior to the consummation of the Closing, it obtains Knowledge that any of the representations and warranties made by such party in this Agreement ceases to be accurate and complete in any material respect (except for any representation and warranty that is qualified hereunder as to materiality or Material Adverse Effect, as to which such notification shall be given if the notifying party obtains knowledge that such representation and warranty ceases to be accurate and complete in any respect). Each party hereto shall also use its reasonable best efforts to promptly inform the other parties hereto in writing if, prior to the consummation of the Closing, it becomes aware of any fact or condition that constitutes, in its reasonable judgment, a breach of any covenant of such party as of the date of this Agreement or that could reasonably be expected to cause any of its covenants to be breached as of the Closing Date. Any such notification shall not be deemed to have cured any breach of any representation, warranty, covenant or agreement made in this Agreement for any purposes of this Agreement.

                  Section 6.9 Insurance Policies. Parent shall, and shall cause the Parent Entities and Splitco to, use their commercially reasonable efforts to maintain all Insurance Policies (or comparable policies providing substantially similar coverage with respect to Splitco, the Business, the Business Assets and the Liabilities related to the Business) in full force and effect at all times up to and including the Closing Date and shall pay all premiums, deductibles and retro-adjustment billings, if any, with respect thereto covering all periods, and ensuring coverage of the Business, up to and including the Closing Date.

                  Section 6.10 Confidentiality; Access to Records after
Closing.

                  6.10.1 The parties hereto agree that the provisions of the Confidentiality Agreement shall remain in full force and effect (and Splitco agrees to be bound thereby to the same extent as Parent as if a party thereto); provided, that as of the Closing Date, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties.

                  6.10.2 Parent recognizes that, after the Closing, it may have documents, books, records, work papers and information, whether in written, magnetic, electronic or optical form (collectively, "Records") which relate to the Business with respect to the period or matters arising prior to the Closing, including Records pertaining to the Business Assets, the Liabilities related to the Business and Splitco's respective employees, assets and liabilities (the "Business Records") or other Records relating to the Business. Parent recognizes that Stockholder or its Affiliates may need access to such Business Records and other Records after the Closing. Upon Stockholder's or Splitco's reasonable request Parent shall provide Stockholder or Splitco and their respective employees, representatives and agents access to, and the right to photocopy (at Stockholder's or Splitco's expense), during normal business hours on reasonable advance notice, such reasonably requested Records. Parent shall use reasonable best efforts to maintain all such Records for the same length of time that Parent maintains its own Records, or, at Parent's discretion (at Parent's expense) or (at any time) at Stockholder's or Splitco's reasonable request (at Stockholder's or Splitco's expense), transfer any such Records to Stockholder or Splitco.

                  6.10.3 Notwithstanding any provision herein to the contrary, from and after the Closing, Records pertaining to Taxes shall be governed solely by the Tax Sharing Agreement.

                  Section 6.11 Employee Matters.

                            6.11.1.1 Prior to the Closing Date, Parent shall take all necessary and appropriate actions to cause Splitco to cease to sponsor, maintain, or contribute to any Employee Benefit Plans (including Multiemployer Plans), either directly or as a participating employer in any Employee Benefit Plans (including Multiemployer Plans) sponsored or maintained by Parent or any of the Parent Entities, as provided in Section 4.13.1.

                            6.11.1.2  Parent shall, at its expense, make
                                      available to all Business Employees and
                                      dependants who incur a qualifying event
                                      at any time prior to the Closing or as a result of the Closing, all continuation coverage required to be provided under
                                      Section 4980B of the Code and Part 6 of
                                      Subtitle B of Title I of ERISA
                                      (collectively "COBRA") with respect to
                                      all Employee Benefit Plans in which any
                                      Business Employee participates
                                      immediately prior to Closing Date.

                            6.11.1.3 Stockholder shall amend its employee welfare benefit plans (as that term is defined in Section 3(1) of ERISA) which provide medical, dental, vision, life and disability benefits as necessary to make such plans available to eligible Business Employees as of Closing and shall use its best efforts prior to Closing to enroll eligible Business Employees in such plans as of Closing. Parent shall use its best efforts to provide assistance to Stockholder in such enrollment efforts.

                            6.11.1.4 Parent shall use its best efforts to assist and support Stockholder in the creation of a new medical plan for those Business Employees covered as of the Closing Date by Parent's self-insured medical plan administered by Blue Cross Blue Shield of Alabama, on substantially the same terms and conditions, and on substantially similar contractual terms and conditions with Blue Cross Blue Shield of Alabama, as Parent's medical plan, the same to be effective as of the Closing.

                            6.11.1.5 Parent shall take all actions necessary to effectuate a "spin-off," effective as of Closing, of that portion of the Computer Sciences Corporation Section 125 Plan (the "Parent Plan") consisting of the elections and account balances of Business Employees to a plan sponsored by Stockholder or any of its affiliates which is substantially similar to the Parent Plan.

                            6.11.1.6 Within 20 business days following the Closing Date, Parent will make all required matching or other employer contributions under any Employee Benefit Plan which is a defined contribution pension plan to the account of each Business Employee participating in such plan with respect to all compensation earned by such Business Employee on or prior to the Closing Date. Parent will also accrue any benefit under any Employee Benefit Plan which is a defined benefit pension plan for the benefit of each Business Employee participating in such plan with respect to all compensation earned by and service credited to such Business Employee on or prior to the Closing Date.

                  6.11.2 Within 20 business days following the Closing Date, Parent shall pay to each Business Employee
                            (a) a cash bonus equal to 100% of such Business Employee's bonus target for the fiscal year ended April 1, 2005 and (b) all salary, wages, overtime and commissions earned by such Business Employee through the Closing Date.

                  6.11.3 Parent has provided Stockholder with respect to each Employee Benefit Plan, summaries of the most recent plan document and any amendment thereto.

                  Section 6.12 Release of Restrictions; Intercompany Accounts. Parent shall use its reasonable commercial efforts to obtain at or before the Closing the written release and waiver from all appropriate Persons of any Restrictions. Prior to the Closing, all intercompany receivables or payables and loans then existing between Parent and its Affiliates (other than Splitco), on the one hand, and Splitco, on the other hand, other than intercompany payables of Splitco as of the Closing reflecting an allocation of third party payables of Parent or such Affiliates incurred on behalf of Splitco or the Business in an aggregate amount not in excess of $500,000 ("Intercompany Pass-Through Payables"), shall be settled by way of capital contribution, dividend or otherwise and all intercompany arrangements shall be terminated, except for those arrangements contemplated by the Ancillary Agreements or as expressly set forth in Section 3.1 of the Parent Disclosure Letter. Splitco shall pay to Parent all Intercompany Pass-Through Payables identified by Parent and made known to Splitco during the 90-day period commencing on the Closing Date. All other Intercompany Pass-Through Payables shall be the responsibility of Parent.

                  Section 6.13 Employee Options to Purchase Parent Stock Held By Business Employees. Within 30 business days following the Closing, Parent shall pay to each Business Employee who holds an employee option to purchase shares of Parent Common Stock, with respect to each such option, an amount in cash equal to the product of (a) the number of shares of Parent Common Stock which would have become vested during the period commencing on the Closing Date and continuing until September 1, 2005 if the holder had remained a regular, full-time employee of Parent or any of its subsidiaries during such period, multiplied by (b) the excess of the Parent Share Value over and above the option exercise price per share.

                  Section 6.14 Cooperation with Respect to Financial Reporting. Until the third anniversary of the Closing Date, Parent and Stockholder shall, and shall cause each of its Affiliates to, reasonably cooperate with the other (at the other's expense) in connection with the other's preparation of historical financial statements of, or including, the Business as required for the other's filings under the Exchange Act following the Closing. Until the third anniversary of the Closing Date, Stockholder shall, and shall cause Splitco to, reasonably cooperate with Parent (at Parent's expense) in connection with Parent's preparation of pro forma and historical financial statements of the Business as may be required for Parent's filings under the Exchange Act following the Closing.

                  Section 6.15 Non-Solicitation of Employees. For a period of two years from and after the Closing Date, Parent and Stockholder shall not, and shall cause each of their respective Subsidiaries not to, directly or indirectly, hire or attempt to hire of any employee of the other or of its Subsidiaries following the Closing, without the other's prior written consent; provided, however, that the foregoing provisions shall not apply to (i) a general advertisement or solicitation program that is not specifically targeted at such persons or (ii) the solicitation of any employee after such time that such employee's employment has been terminated.

                  Section 6.16 Non-Competition.

                  6.16.1 Parent agrees, subject to the following proviso, that from the Closing until the fifth anniversary of the Closing, without the prior written consent of Stockholder, Parent shall not, and shall not cause any third party to, and shall cause each of its Subsidiaries not to, directly or indirectly, operate, perform, control, engage in or manage, or directly or indirectly own more than 1% of, any Person or business which (a) owns or develops, and licenses or sells to Commercial Customers in the United States, any packaged software product that directly competes with PowerMHS, PowerSTEPP, MD Practice Manager, MHC or CCIS (collectively, the "Products"), or (b) operates, or offers to operate, as an applications services provider to Commercial Customers in the United States, or provides, or offers to provide, business process outsourcing services to Commercial Customers in the United States, by utilizing any packaged third party software product that directly competes with the Products (a "Competing Third Party Product"); provided, however, that this provision shall not operate to prohibit Parent from, or from causing any third party to, or from causing any of its Subsidiaries to, directly or indirectly, operating, performing, controlling, engaging in or managing, or directly or indirectly owning more than 1% of, any Person or business which (x) sells and/or provides, or offers to provide, consulting services with respect to, but does not own or develop, a packaged software product that directly competes with one or more of the Products, and/or
                            (y) operates, or offers to operate, as an applications services provider for a customer (other than any Major Customer) utilizing a Competing Third Party Product, and/or provides, or offers to provide, business process outsourcing services for a customer (other than any Major Customer), utilizing a Competing Third Party Product, subject to the limitation that, during the period from the Closing to the second anniversary thereof, the revenues generated by such applications services and business process outsourcing services collectively constitute 25% or less of the total outsourcing services revenue from each such customer on an annual basis.

                  6.16.2 Parent, on behalf of itself and its controlled Affiliates, hereby agrees that it shall not make, participate in the making of, or encourage any other person to make, any statement, whether written or oral, that criticizes, disparages or defames Splitco or the Business. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any person from making truthful statements when required by Law or by order of any court or other governmental agency, legislative body or other body having jurisdiction to legally compel such statements, or as otherwise may be required by Law or legal process.

                  6.16.3 Parent hereby agrees that Stockholder, the Business and Splitco may suffer irreparable harm from a breach of any of the covenants and/or agreements contained in this Section 6.16. In the event of an alleged or threatened breach by Parent or any of its controlled Affiliates of any of the provisions of this Section 6.16, Stockholder or its successors and assigns may, in addition to all other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (including the extension of the duration of the applicable covenant by a period equal to the length of the violation of this Section 6.16).

                  6.16.4 If any provision of this Section 6.16 is found not to be enforceable in accordance with its terms because of the duration of such provision the scope of activities covered thereby, the parties agree that the judge or other entity making such determination will have the power to reduce the duration or scope of such provision, and in its reduced form such provision shall enforceable.

                  Section 6.17 Use of Names. Within 30 days after the Closing Date, (a) Stockholder shall cause Splitco to change its corporate name to a name that does not include "CSC" or the name of Parent or of any of its Subsidiaries and (b) Stockholder shall have no right to use the name of Parent or of any of its Subsidiaries, except that, for a period ending 120 days after the Closing Date, Stockholder shall have the right to use any catalogues, sales and promotional materials and printed forms that use such name and are included in the Intellectual Property as of the Closing, Date or that have been ordered prior to the Closing Date for use in the Business; provided, however, that (a) promptly after the Closing Date, Stockholder shall make all filings with the appropriate Governmental Authorities to effectuate such name change, (b) Stockholder shall use its reasonable commercial efforts to minimize the usage of the names referred to in Section (a) hereof, and to discontinue it as soon as practicable after the Closing and (c) notwithstanding anything to the contrary in this Section 6.17, to the extent any approvals of Governmental Authorities are necessary to effectuate the said name change, the time limits specified in this Section 6.17 shall be extended by the time period necessary to obtain such approvals, so long as Stockholder begins the process of seeking such approval within 30 days after the Closing.

                  Section 6.18 Waiver. In consideration of the transactions contemplated hereby, as of the Closing, Parent, on behalf of itself and each of its Subsidiaries and Affiliates (other than Splitco) and their respective heirs, executors, successors and assigns (the "Waiving Parties"), releases, waives and forever discharges, in all capacities, including as stockholders of Splitco, from and after the Closing, any and all Claims, known or unknown, that the Waiving Parties ever had, now have or may have against Splitco in connection with or arising out of any act or omission of Splitco at or prior to the Closing; provided, however, that nothing in this Section 6.18 shall be deemed a waiver by the Waiving Parties of any rights under this Agreement or any of the other agreements contemplated in connection herewith.

                  Section 6.19 No Solicitation. From the date hereof until the Closing or the earlier termination of this Agreement, Parent shall not, nor shall it authorize or permit any of the Parent Entities or Splitco or any of their respective officers, directors, employees, representatives, consultants, advisors, agents and Affiliates to, solicit the submission of any offers or proposals for the Business, Splitco, any material portion of the Business Assets or the Liabilities related to the Business from any third party or otherwise directly or knowingly indirectly pursue any offer or proposal so received. From the date hereof until the Closing or the earlier termination of this Agreement, Stockholder shall not, nor shall it authorize or permit any of its Subsidiaries to, solicit the submission of offers or proposals for the sale of the Stockholder Parent Shares, from any third party or otherwise directly or knowingly indirectly pursue any offer or proposal so received.

                  Section 6.20 Certain Tax Matters.

                  6.20.1 Notwithstanding anything to the contrary in this Agreement, except as expressly provided in the Tax Sharing Agreement and as set forth in Sections
                            7.1.2 and 7.1.3, (a) the parties' sole and exclusive representations, warranties, agreements or other obligations (including indemnities) with respect to Tax matters (interpreted in its broadest sense), including the Tax consequences of the transactions contemplated in this Agreement and any other matters referred to in the Tax Sharing Agreement, shall be as set forth therein, and (b) no representation, warranty, agreement or other obligation (including indemnity) in this Agreement with respect to such matters shall be of any force or effect.

                                 ARTICLE VII.

                             CONDITIONS TO CLOSING

                  Section 7.1 Mutual Conditions. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or, if legally permitted, waiver at or prior to the Closing of the following conditions:

                  7.1.1 No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order of any nature that prohibits, enjoins or restrains the consummation of the transactions contemplated by this Agreement.

                  7.1.2 From the date of this Agreement through the Closing, there shall have been no change or proposed change in the Code, final, temporary or proposed Treasury regulations, published pronouncements of the IRS (including, without limitation, any Revenue Ruling, Notice or Announcement), case law or other relevant binding authority (collectively a "Change in Tax Law") (i) that (x) would reasonably be expected to cause the Exchange not to qualify under Section 355(a) of the Code or (y) would reasonably be expected to cause Tax consequences to either party that are materially worse than the expected Tax consequences of the Exchange as of the date of this Agreement and (ii) the effects of such Change in Tax Law cannot be avoided by accelerating the Closing Date or restructuring the transactions, in a manner reasonably satisfactory to both parties.

                  7.1.3 (a) Parent shall have received an opinion of King & Spalding LLP, dated as of the Closing Date, with respect to the qualification of the Exchange under
                            Section 355 of the Code, in form and substance satisfactory to Parent, and (b) Stockholder shall have received an opinion of each of Skadden, Arps, Slate, Meagher & Flom LLP and
                            PricewaterhouseCoopers LLP, dated as of the Closing Date, with respect to the qualification of the Exchange under Section 355 of the Code, in form and substance satisfactory to Stockholder, and (c) the Business Purpose Memorandum and the Tax Opinion Representation Letters (both as defined in the Tax Sharing Agreement) shall have been executed and delivered, dated as of the Closing Date, substantially in the forms attached as Exhibits to the Tax Sharing Agreement.

                  7.1.4 The consents and approvals of Governmental Authorities required under the HSR Act shall have been obtained (or any applicable waiting period thereunder shall have expired or been terminated).

                  7.1.5 Each of the Ancillary Agreements shall be executed and entered into by each of the parties thereto and shall be valid, binding and in full force and effect.

                  Section 7.2 Conditions to Stockholder's Obligations. The obligations of Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Stockholder prior to or at the Closing of each of the following conditions:

                  7.2.1 The representations of Parent and its Affiliates contained in Section 4.2.1, Section 4.6, Section
                            4.10.1 and Section 4.18.2 shall be true and correct in all respects, in each case as of the Closing (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). Except as provided in the previous sentence, (i) the representations and warranties of Parent and its Affiliates set forth in Article IV of this Agreement or in any agreement or certificate delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall that are qualified by reference to "materiality" or "Material Adverse Effect" shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) and
                            (ii) the representations and warranties of Parent and its Affiliates set forth in Article IV of this Agreement or in any agreement or certificate delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby that are not qualified by reference to "materiality" or " Material Adverse Effect" shall be true and correct in all material respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all material respects as of such specified date).

                  7.2.2 Each of Parent and Splitco shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing, and Stockholder shall have received a certificate, dated the Closing Date, signed on behalf of Parent by an appropriate officer of Parent to such effect.

                  7.2.3 Since the date hereof, there shall not have been any Material Adverse Effect with respect to the Business or Splitco.

                  7.2.4 Prior to or at the Closing, Parent shall have delivered to Stockholder the items to be delivered pursuant to Section 2.3.

                  7.2.5 Prior to or at the Closing, the Reorganization shall have been completed.

7.2.6 Prior to or at the Closing, Parent shall have delivered to Stockholder a schedule setting forth the name of each Business Employee, along with the Employee's job title and reporting position, current salary and bonus opportunity, and years of service, and designating the Employee's status as exempt or non-exempt under the Fair Labor Standards Act, whether the Employee's years of service are continuous or broken, and whether the Employee is full-time or part-time, which schedule shall be in form reasonably satisfactory to Stockholder.

                  Section 7.3 Conditions to Parent's and Splitco's Obligations. The obligations of Parent and Splitco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following conditions:

                  7.3.1     The representations of Stockholder contained in
                            Section 5.4 and Section 5.6 shall be true and correct in all respects, in each case as of the Closing (or, to the extent such representations and warranties speak as of an earlier date, they shall be true and correct in all respects as of such earlier date). Except as provided in the previous sentence, (i) the representations and warranties of Stockholder set forth in Article V of this Agreement or in any agreement or certificate delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall that are qualified by reference to "materiality" or "Material Adverse Effect" shall be true and correct in all respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all respects as of such specified date) and (ii) the representations and warranties of Stockholder set forth in Article V of this Agreement or in any agreement or certificate delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby that are not qualified by reference to "materiality" or " Material Adverse Effect" shall be true and correct in all material respects when made and as of the Closing as if made at such time (or, to the extent such representations and warranties speak as of a specified date, they need only be true and correct in all material respects as of such specified date).

                  7.3.2 Stockholder shall have performed in all material respects each obligation and agreement to be performed by it, and shall have complied in all material respects with each covenant required by this Agreement to be performed or complied with by it at or prior to the Closing, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of Stockholder by an appropriate officer of Stockholder to such effect.

                  7.3.3 Prior to or at the Closing, Stockholder shall have delivered to Parent the items to be delivered pursuant to Section 2.4.

                  7.3.4 Prior to the Closing, Parent shall have obtained all the consents, waivers and approvals listed on
                            Section 4.4.2 of the Parent Disclosure Letter.

                  Section 7.4 Frustration of Closing Conditions. None of Parent, Splitco or Stockholder may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable commercial efforts to cause the Closing to occur as required by Section 6.6.1.

                                 ARTICLE VIII.

                                  TERMINATION

                  Section 8.1 Termination. This Agreement may be terminated at any time prior to the consummation of the Closing under the following circumstances:

                  8.1.1     by mutual written consent of Parent and
                            Stockholder;

                  8.1.2 by either Stockholder or Parent upon written notice to the other if the Closing shall not have been consummated on or before April 30, 2005; provided, that the right to terminate this Agreement under this Section 8.1.2 shall not be available to a party if such party's or such party's Affiliate's failure to fulfill any obligation under this Agreement (including such party's obligations under Section 6.7) has been the cause of, or resulted in, the failure of the Closing to be consummated on or before the April 30, 2005;

                  8.1.3 by Stockholder upon written notice to Parent, if there has been a breach by Parent or Splitco of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in
                            Section 7.2 and either cannot be cured prior to April 30, 2005, or is not cured within 15 days after Stockholder shall have given Parent written notice stating Stockholder's intention to terminate this Agreement pursuant to this Section
                            8.1.3 and the basis for such termination;
                            provided, at the time of the delivery of such notice, Stockholder shall not be in material breach of its obligations under this Agreement;

                  8.1.4 by Parent upon written notice to Stockholder, if there has been a breach by Stockholder of any representation, warranty, covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 7.3 and either cannot be cured prior to April 30, 2005, or is not cured within 15 days after Parent shall have given Stockholder written notice stating Parent's intention to terminate this Agreement pursuant to this Section 8.1.4 and the basis for such termination; provided, at the time of the delivery of such notice, Parent shall not be in material breach of its obligations under this Agreement; or

                  8.1.5 by either Stockholder or Parent upon written notice to the other, if there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby

                  Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement, except for the provisions of (i) Section 6.10.1 relating to the obligation of the parties to keep confidential certain information obtained by it, (ii) Article X, and (iii) this Section 8.2, shall become void and have no effect, without any liability on the part of any party hereto or its directors, officers or stockholders. Notwithstanding the foregoing, (a) nothing in this Section 8.2 shall relieve any party hereto of liability for a willful breach of any of its obligations under this Agreement, and (b) if it shall be finally judicially determined that termination of this Agreement was caused by an intentional and deliberate breach of this Agreement, then, in addition to other remedies at Law or equity for breach of this Agreement, the party so found to have intentionally and deliberately breached this Agreement shall indemnify and hold harmless the other parties hereto for their respective out-of-pocket costs, including the reasonable fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as reasonable fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.

                                 ARTICLE IX.

                        SURVIVAL OF REPRESENTATIONS AND
                          WARRANTIES; INDEMNIFICATION

                  Section 9.1 Survival of Representations and Warranties. Except for (i) the representations and warranties contained in Sections 4.2.1,
4.10.1 and 5.4 hereof (collectively, the "Ownership Representations"), Section
4.3 and Section 5.2 hereof, each of which shall survive the Closing Date indefinitely, (ii) the representations and warranties set forth in Section
4.11 hereof, which shall survive the Closing Date for the applicable statute of limitations and (iii) the representations and warranties set forth in Sections 4.9.1, 4.9.2 and 4.9.5 hereof (in each case, to the extent such representations and warranties relate to each of PowerMHS, PowerSTEPP, MD Practice Manager, MHC or CCIS), which shall survive the Closing Date until the date that is eighteen (18) months following the Closing Date, the representations of Parent and Stockholder made herein shall survive until, but not beyond, the date that is one (1) year following the Closing Date. In addition, any representations and warranties in the Tax Sharing Agreement shall be exclusively governed by the survival provision in Section 11.k of the Tax Sharing Agreement. The covenants, indemnities and agreements set forth in this Agreement shall survive the Closing Date indefinitely.

                  Section 9.2 Indemnification.

                  9.2.1 Subsequent to the Closing, subject to the limitations described below in Section 9.5, Parent shall indemnify Stockholder and its affiliates, and each of their respective officers, directors, employees, shareholders, partners and agents (collectively, the "Purchaser Indemnified Persons") against, and hold each of the Purchaser Indemnified Persons harmless from, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities and expenses (including, without limitation, settlement costs, reasonable attorneys' fees and any other expenses of investigating or defending any actions or threatened actions) (collectively, the "Losses") incurred by Stockholder or any other Purchaser Indemnified Person arising out of or resulting from:

                            (a) any breach of any representation or warranty of Parent contained in this Agreement;

                            (b) the breach by Parent of any of its covenants or agreements contained in this Agreement;

                            (c) any Liability arising under, with respect to or in connection with any Employee Benefit Plan (including a Multiemployer Plan) sponsored or maintained by Parent or any of the Parent Entities;

                            (d) the failure of Parent to obtain any consent or waiver referred to in Section 4.4.2 of the Parent Disclosure Letter;

                            (e) any Liability in connection with any of the Actions or matters described in Section
                                 9.2.1.6 of the Parent Disclosure Letter;

                            (f) any Liability in connection with any of the Consulting Contracts to be transferred from Splitco to Parent in connection with the Reorganization as set forth in Section 3.1 of the Parent Disclosure Letter;

                            (g) any Losses incurred by Splitco in connection with obtaining the right to use any Third Party Software, except for the Shared Material Third Party Software set forth in
                                 Section 6.4 of the Parent Disclosure Letter
                                 (other than the costs and expenses of
                                 partitioning and transferring to Splitco all Software licensed from Microsoft); or

                            (h) any Losses incurred by Stockholder or Splitco in connection with the failure of Parent to transfer the Cash Amount to an account of Splitco at the Closing in connection with the Reorganization.

                  9.2.2 Subsequent to the Closing, subject to the limitations described below in Section 9.5, Stockholder shall indemnify Parent and its affiliates, officers, directors, employees, shareholders, partners and agents (collectively, the "Seller Indemnified Persons") against, and hold each of the Seller Indemnified Persons harmless from, any Losses incurred by such Seller Indemnified Person arising out of or resulting from:

                            (a) any breach of any representation or warranty of Stockholder contained in this Agreement;

                            (b)  The breach by Stockholder of any of its
                                 covenants contained in this Agreement; or

                            (c) Stockholder's operation of the Business after Closing, but not to the extent resulting from Parent's or any of its Affiliates' (including Splitco's) actions or operations prior to Closing.

                  Section 9.3 Notice of Claims. Except in connection with third person claims, which are covered by Section 9.4, any Purchaser Indemnified Person or Seller Indemnified Person (the "Indemnified Person") seeking indemnification hereunder shall, within the relevant limitation period provided for in Section 9.5 below, give to the party obligated to provide indemnification to such Indemnified Person (the "Indemnitor") a notice (a "Claim Notice") within 30 days after it acquires knowledge of the fact, event or circumstances giving rise to the claim for the Loss, describing in reasonable detail the facts giving rise to any claims for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided, that failure to give such notice within such 30-day period shall not relieve any Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure. The Indemnitor shall have a period of 30 days after its receipt of such notice and such evidence to either (i) agree to the payment of the Loss to the Indemnified Person or (ii) contest the payment of the Loss. If the Indemnitor does not agree to or contest the payment of the Loss within such 30 day period, the Indemnitor shall be deemed not to have accepted the Loss and the parties shall negotiate in good faith to seek a resolution of such dispute and, if not resolved through negotiations, such dispute will be resolved in accordance with Section 10.4 of this Agreement. If the Indemnitor agrees to the payment of the Loss within such 30 day period, it shall, within 10 business days after such agreement, pay to the Indemnified Person the amount of the Loss that is payable pursuant to, and subject to the limitations set forth in, this Article IX.

                  Section 9.4 Third Party Claims.

                  9.4.1 If any Proceeding at Law or in equity is instituted by a third party against an Indemnified Person (each, a "Third Party Claim") with respect to which an Indemnified Person intends to claim indemnification for any Losses under this Article IX, such Indemnified Person shall give written notice to the Indemnitor within 30 days after it has knowledge of a written assertion of liability from the third party and shall not make any admissions or acceptances; provided, however, that the Indemnified Person shall not be foreclosed from seeking indemnification pursuant to this
                            Article IX as a result of any failure to provide timely notice of the existence of such Third Party Claim to the Indemnitor except and only to the extent that the Indemnitor has been materially damaged or prejudiced as a result of such delay.

                  9.4.2 Except as otherwise provided herein, the Indemnitor shall have the right to conduct and control, at its own expense, through counsel of its choosing (which counsel shall be reasonably satisfactory to the Indemnified Person), the defense of a Third Party Claim so long as the Indemnitor notifies the Indemnified Person that it has agreed to indemnify the Indemnified Person (subject to the limitations on indemnification set forth herein) for any and all Losses arising out of or resulting from the Third Party Claim that it is assuming the right to conduct and control the defense of within 15 business days of its receipt of the initial notice of the Third Party Claim, and shall do so vigorously and in good faith; provided, however, that the Indemnified Person may participate at its own expense, with counsel of its choosing, in the defense of such third party action or suit although such action or suit shall be controlled by the Indemnitor. Notwithstanding the foregoing, in connection with any Third Party Claim (other than the Third Party Claims for which Parent is indemnifying Stockholder and its affiliates, and each of their respective officers, directors, employees, shareholders, partners and agents pursuant to Section 9.2.1(e) hereof) as to which the Indemnified Person shall reasonably conclude that (i) there is a material conflict of interest between the Indemnitor and the Indemnified Person in the conduct of the defense of such Third Party Claim, (ii) there are specific defenses available to the Indemnified Person which are different from or additional to those available to the Indemnitor and which could be materially adverse to the Indemnitor, (iii) the Third Party Claim is for an amount greater than the Cap or less than the Deductible or (iv) the Third Party Claims seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Person, then the Indemnified Person shall have the right, at the expense of the Indemnitor, to conduct and control, through counsel of its choosing, the defense of such Third Party Claim and shall do so in good faith; provided, however, that in each of the forgoing cases the Indemnitor shall have the same right to participate in the defense, subject to the control of the Indemnified Person, at its own expense.

                  9.4.3 Neither the Indemnified Person nor the Indemnitor shall settle any Third Party Claim without the consent of the other party, which consent shall not be unreasonably withheld. Any compromise or settlement of the Third Party Claim under this
                            Section 9.4 shall include as an unconditional term thereof the giving by the claimant in question to the Indemnitor and the Indemnified Person of a release of all liabilities in respect of such claims.

                  Section 9.5 Limitation on Indemnity.

                  9.5.1 Time Limitations. Claims for indemnification made under Section 9.2.1(a) or Section 9.2.2(a) of this Agreement may be made only during the survival period set forth in Section 9.1.

                  9.5.2 Deductible. Parent shall not be liable to indemnify any Purchaser Indemnified Person pursuant to Section 9.2.1(a), Section 9.2.1(b) (except with respect to breaches of the covenants and agreements contained in Sections 6.5, 6.7, 6.11, 6.12, 6.13, 6.15, 6.16, 6.19 and 10.2) of
                            this Agreement, and Stockholder shall not be liable to indemnify any Seller Indemnified Person pursuant to Section 9.2.2(a), (b) (except with respect to breaches of the covenants and agreements contained in Sections, Sections 6.5,
                            6.7 and 10.2) or (c) of this Agreement, unless and until the Purchaser Indemnified Persons or the Seller Indemnified Persons, as applicable, have suffered aggregate Losses otherwise indemnifiable pursuant to this Article IX in excess of a $1,000,000 aggregate deductible (the "Deductible") (at which point, subject to the other limitations herein, Parent will be liable to the Purchaser Indemnified Persons for all Losses in excess of such Deductible, and Stockholder will be liable to the Seller Indemnified Persons for all Losses in excess of such Deductible, as the case may be); provided, however, anything herein to the contrary notwithstanding, where the aggregate amount of Losses arising out of a single claim or series of related claims for which any Purchaser Indemnified Person or any Seller Indemnified Person, as the case may be, could otherwise seek indemnification under this Article IX does not exceed $25,000 (the "Minimum Claim Threshold"), such claim or series of related claims shall not count towards the Deductible as Losses for purposes of, or otherwise be subject to indemnification under, this Agreement; and provided further, however, that the Deductible shall not apply to breaches of the Ownership Representations or Section 4.11 hereof. In addition, for the avoidance of doubt, the Deductible shall not apply to any claims for indemnification arising under the Tax Sharing Agreement.

                  9.5.3 Cap. Neither (i) the aggregate amount of all payments to be made by Parent in satisfaction of claims for indemnification pursuant to Section 9.2.1(a), and Section 9.2.1(b) (except with respect to breaches of the covenants and agreements contained in Section 6.16) nor (ii) the aggregate amount of all payments to be made by Stockholder in satisfaction of claims for indemnification pursuant to Section 9.2.1(a), (b) and (c), shall exceed $20,000,000 (the "Cap"); provided, however, that the Cap shall not apply to breaches of the Ownership Representations or
                            Section 4.11 hereof. In addition, for the avoidance of doubt, the Cap shall not apply to any claims for indemnification arising under the Tax Sharing Agreement.

                  9.5.4 Reimbursable Claims. The Indemnified Persons shall use reasonable best efforts, consistent with and no less diligent than such party's past practice, to obtain under any applicable Contract any indemnification proceeds or other right of reimbursement or recovery in respect of any claim for which the Indemnified Person seeks indemnification under this Article IX. The amount of any indemnified Losses hereunder shall be determined net of the amount, if any, of the recovery actually received by the Indemnified Person with respect to such indemnified Losses under any such Contract or arrangement. In the event that a recovery is received pursuant to any such Contract or arrangement by an Indemnified Person with respect to any Loss for which any Indemnified Person has previously been indemnified by the Indemnitor pursuant hereto, then such Indemnified Person shall promptly make a refund to the Indemnitor of an amount equal to the lesser of
                            (i) the total amount of such recovery, and (ii) the amount previously paid by the Indemnitor to the Indemnified Person as indemnification for such Loss.

                  9.5.5 Insured Claims. The amount of any indemnified Losses hereunder shall be determined, in the case of the Seller Indemnified Persons, net of the amount, if any, of the recovery actually received by the Seller Indemnified Persons with respect to such indemnified Losses under any insurance or similar policy, and in the case of the Purchaser Indemnified Persons, net of the amount, if any, of the recovery actually received by the Purchaser Indemnified Persons with respect to such indemnified Losses under any insurance or similar policy maintained by Parent, Splitco or any Parent entity prior to the Closing and in place at the Closing, in each case less (i) any reasonable out-of-pocket collection costs; (ii) any amount which is reimbursed by the Indemnified Person or an affiliate thereof, directly or indirectly, that is charged back to the Indemnified Person or an affiliate thereof or that is not otherwise received for the permanent benefit of the Indemnified Person; and (iii) any other reasonable out-of-pocket cost which may reasonably be borne by the Indemnified Person or an affiliate thereof as a result of such insurance claim or recovery, whether as a result of any self-insurance arrangement, retention amount, deductible amount or otherwise; provided however that Losses of the Purchaser Indemnified Parties shall not be reduced or offset by any amount received by Stockholder or Splitco under any insurance or similar policy under which Stockholder or Splitco has obtained coverage relating to the Business following the Closing. Subject to the preceding sentence, the Indemnitor shall be subrogated to the rights of the Indemnified Person to recover amounts under insurance policies or other rights of the Indemnified Person with respect to such indemnified amount and, in the event that an insurance recovery is received by an Indemnified Person with respect to any Loss for which any Indemnified Person has previously been indemnified by the Indemnitor pursuant hereto, then such Indemnified shall promptly make a refund to the Indemnitor an amount equal to the lesser of (i) the total amount of such insurance recovery (net of any reasonable out-of-pocket collection costs), and (ii) the amount previously paid by the Indemnitor to the Indemnified Person as indemnification for such Loss.

                  Section 9.6 Exclusive Remedies. Except as otherwise expressly provided in this Agreement, following the Closing, the remedies in this Article IX shall be the exclusive remedies of the parties with respect to any and all matters covered by this Agreement; provided, however, that no party hereto shall be deemed to have waived any rights, claims, causes of action or remedies if and to the extent such rights, claims, causes of action or remedies may not be waived under Law or intentional fraud or willful misconduct is proven on the part of a party by another party hereto. No party hereto shall have any liability under any provision of this Agreement or otherwise for any punitive, incidental, consequential, special or indirect damages, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any Schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby.

                                  ARTICLE X.

                                 MISCELLANEOUS

                  Section 10.1 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, three calendar days after the date of mailing, as follows:

If to Parent:                       Computer Sciences Corporation
                                    2100 East Grand Avenue
                                    El Segundo, California  90245
                                    Facsimile: (310) 322-9767
                                    Attention: General Counsel


with a copy to:                     Computer Sciences Corporation
                                    2100 East Grand Avenue
                                    El Segundo, California  90245
                                    Facsimile: (310) 615-1663
                                    Attention: Vice President,
                                               Corporate Development


If to Stockholder:                  West Side Investments, Inc.
                                    6100 Elton Ave., Suite 1000
                                    Las Vegas, NV  89107
                                    Facsimile: (702) 878-5703
                                    Attention: General Counsel

with a copy to:                     DST Systems, Inc.
                                    333 West 11th Street
                                    Kansas City, MO 64105
                                    Facsimile: (816) 435-8630
                                    Attention: Randall D. Young Esq.

and with a copy to:                 Skadden, Arps, Slate, Meagher & Flom LLP
                                    Four Times Square
                                    New York, NY  10036
                                    Facsimile: (917) 777-3176
                                    Attention: Eileen T. Nugent

or to such other address and with such other copies as any party hereto shall notify the other parties hereto (as provided above) from time to time.

                  Section 10.2 Expenses. Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise expressly provided herein, each of the parties hereto shall pay its own expenses incident to this Agreement and the transactions contemplated herein (including legal fees, accounting fees, investment banking fees and filing fees).

                  Section 10.3 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without reference to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and the United States District Court for any district within such state for the purpose of any Action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court. Service of process in connection with any such Action may be served on each party hereto by the same methods as are specified for the giving of notices under this Agreement. Each party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such Action brought in such courts and irrevocably and unconditionally waives any claim that any such Action brought in any such court has been brought in an inconvenient forum.

                  Section 10.4 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and, therefore, each such party hereby irrevocably and unconditionally waives to the fullest extent permitted by applicable Law, any right such party may have to a trial by jury in respect to any Action directly or indirectly arising out of, under or in connection with or relating to this Agreement or the transactions contemplated by this Agreement. Each party hereto certifies and acknowledges that (a) no representative, agent or attorney of any other party hereto has represented, expressly or otherwise, that such other party would not, in the event of such Action, seek to enforce the foregoing waiver, (b) each such party understands and has considered the implications of this waiver, (c) each such party makes this waiver voluntarily, and (d) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.4.

                  Section 10.5 Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall be for the sole benefit of the parties hereto, and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit, remedy or claim hereunder.

                  Section 10.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

                  Section 10.7 Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

                  Section 10.8 Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  Section 10.9 Publicity; Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release approved in advance by Parent and Stockholder and thereafter each of Parent and Stockholder shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement and the transactions contemplated hereby and prior to making any filings with any third party or any Governmental Authority (including any national securities exchange or interdealer quotation system) with respect thereto, except as may be required by applicable Laws or the requirements of any national securities exchange or interdealer quotation system on which the securities of Parent or Stockholder are listed or quoted.

                  Section 10.10 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party or parties hereto entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.

                  Section 10.11 Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

                  Section 10.12 No Strict Construction. Stockholder and Parent each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.

                  Section 10.13 Entire Agreement. This Agreement (including the Disclosure Letters, Schedules and Exhibits attached hereto or delivered in connection herewith), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties hereto with respect to the matters covered hereby and thereby, and supersede all previous written, oral or implied understandings among them with respect to such matters.

                     [THIS SPACE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                    COMPUTER SCIENCES CORPORATION


                                    By: /s/ Paul T. Tucker
                                        --------------------------------
                                        Name: Paul T. Tucker
                                        Title: Vice President


                                    WEST SIDE INVESTMENTS, INC.

                                    By: /s/ Gerard M. Lavin
                                        ---------------------------------
                                        Name: Gerard M. Lavin
                                        Title:  President